As Filed with the Securities and Exchange Commission on April 27, 2009                          Registration No. 333-147355 and 333-152497

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________

HONG KONG HIGHPOWER TECHNOLOGY, INC.
(Name of Registrant As Specified in its Charter)

Delaware	3690	20-4062622
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation	Classification Code Number)
or Organization)

Building A1, Luoshan Industrial Zone,
Shanxia, Pinghu, Longgang,
Shenzhen, Guangdong, 518111
People’s Republic of China
 (Address and Telephone Number of Principal Executive Offices)

________________

Dang Yu Pan
Building A1, Luoshan Industrial Zone,
Shanxia, Pinghu, Longgang,
Shenzhen, Guangdong, 518111
People’s Republic of China
 (86) 755-89686238
(Name, Address and Telephone Number of Agent for Service)

________________

Copies to
Thomas J. Poletti, Esq. Katherine J. Blair, Esq. Melissa A. Brown, Esq. K&L Gates LLP 10100 Santa Monica Blvd., 7th Floor Los Angeles, CA 90067 Telephone (310) 552-5000 Facsimile (310) 552-5001
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Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

		Proposed		Proposed
		Maximum		Maximum		Amount of
Title of Each Class of	Amount To Be	Offering Price		Aggregate		Registration
Securities To Be Registered	Registered	Per Share		Offering Price		Fee
Common Stock, $0.0001 par value per share	2,590,244	$3.25	(2)	$8,418,293	(2)	$258.44	(2)
Common Stock, $0.0001 par value per share	1,119,649	$4.45	(3)	$4,982,438	(3)	$195.81	(3)
Total Registration Fee						$454.25

(1)	Represents shares of the registrant’s common stock being registered for resale that have been issued to certain selling security holders named in the prospectus or a prospectus supplement.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.  These securities were previously registered on Registration Statement No. 333-147355, which was declared effective on June 19, 2008. The registration fee for these securities was paid and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

(3)
Estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee based on the average of the high and low sales prices reported on the NYSE Amex on July 18, 2008.  These securities were previously registered on Registration Statement No. 333-152497, which was declared effective on August 4, 2008. The registration fee for these securities was paid and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

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EXPLANATORY NOTE

The registrant is filing a single prospectus in this registration statement pursuant to Rule 429 under the Securities Act of 1933, as amended, in order to satisfy the requirements of the Securities Act and the rules and regulations thereunder for this offering and other offerings registered on earlier registration statements. The combined prospectus in this registration statement relates to, and shall act, upon effectiveness, as a post-effective amendment to Registration Statement No. 333-147355, which was originally declared effective on June 19, 2008, and Registration Statement No. 333-152497, which was originally declared effective on August 4, 2008. The primary purpose of this Post-Effective Amendment No. 1 is to include the registrant’s financial statements for the fiscal year ended December 31, 2008 and corresponding updated information about the business of the registrant into the prospectus forming a part hereof.  No additional securities have been registered.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated April 27, 2009

3,709,893 SHARES

HONG KONG HIGHPOWER TECHNOLOGY, INC.

COMMON STOCK

________________

This prospectus covers the resale by the selling stockholders of up to 3,709,893 shares of our common stock, which includes 2,590,244 shares relating to previously filed Registration Statement No. 333-147355 and 1,119,649 shares relating to previously filed Registration Statement No. 333-152497.  This prospectus will act as a single combined prospectus as permitted by Rule 429 of the Securities Act of 1933, as amended. The selling stockholders named herein may sell the common stock from time to time in the principal market on which the stock is traded at the prevailing market price, at prices related to such prevailing market price, in negotiated transactions or a combination of such methods of sale. We will not receive any proceeds from the sales by the selling stockholders.
________________

Our shares of common stock are currently listed for trading on the NYSE Amex under the ticker symbol “HPJ.” On April 21, 2009, the closing sales price for our common stock on the NYSE Amex was $2.50 per share.

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 7.
________________

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
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The Date of this Prospectus is: ____________________, 2009

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2
SUMMARY FINANCIAL DATA	6
RISK FACTORS	7
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	24
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	27
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	28
DESCRIPTION OF BUSINESS	42
MANAGEMENT	53
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	59
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	59
DESCRIPTION OF SECURITIES	60
SELLING STOCKHOLDERS	64
LEGAL MATTERS	72
EXPERTS	72
ADDITIONAL INFORMATION	72
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-1
SIGNATURES	II-6

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading "Risk Factors" beginning on page 7.

Hong Kong Highpower Technology, Inc.

We specialize in the development, manufacturing and marketing of rechargeable Nickel Metal Hydride (“Ni-MH”) batteries and related products primarily in China.

We specialize in the development, manufacturing and marketing of Nickel Metal Hydride (“Ni-MH”) rechargeable batteries for both consumer and industrial applications. We have developed significant expertise in Ni-MH battery technology and large-scale manufacturing that enables us to improve the quality of our battery products, reduce costs, and keep pace with evolving industry standards. In 2008, we commenced manufacturing Lithium-ion (“Li-ion”) rechargeable batteries.  Our batteries are used in a variety of electronic devices, including:

•	personal portable electronic devices, such as digital cameras, DVD players, electric razors and electric toothbrushes;

•	electric toys, such as radio-controlled cars;

•	industrial applications, such as industrial lighting, medical devices and communications equipment;

•	power tools; and

•	electric bikes.

Our manufacturing and products development facilities are located in the People’s Republic of China (“PRC”), which enables us to produce cost-effective products and increases our competitiveness in the rechargeable battery market.  Most of our products are distributed worldwide to markets in Europe, the United States, China, Hong Kong, Southeast Asia, Taiwan and emerging markets, such as India, Latin America and Russia.

Corporate Information

We were incorporated in the State of Delaware on January 3, 2006.  We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  On November 2, 2007, we closed a share exchange transaction pursuant to which we (i) became the 100% parent of Hong Kong Highpower Technology Company Limited, a Hong Kong company (“HKHT”), and HKHT’s wholly-owned subsidiary Shenzhen Highpower Technology Co., Ltd., a company formed under the laws of the People’s Republic of China (“Shenzhen Highpower”), (ii) assumed the operations of HKHT and its subsidiary and (iii) changed our name from SRKP 11, Inc. to Hong Kong Highpower Technology, Inc.

Shenzhen Highpower and HKHT were founded in founded in 2001 and 2003, respectively.  HKHT formed two other subsidiaries in 2008, HZ Highpower Technology Ltd. (“HZ Highpower”) and Springpower Technology (Shenzhen) Company Limited (“Springpower”).  HZ Highpower has not yet commenced operations.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Shares of our common stock are currently listed for trading on NYSE Amex under the ticker symbol “HPJ.”

Our corporate offices are located at Building A1, Luoshan Industrial Zone, Shanxia, Pinghu, Longgang, Shenzhen, Guangdong, 518111, People’s Republic of China.  Our telephone number is (86) 755-89686238.

Recent Events

Public Offering

In June 2008, we completed a public offering consisting of 603,750 shares of our common stock. Our sale of common stock, which was sold indirectly by us to the public at a price of $3.25 per share, resulted in net proceeds of approximately $984,000. These proceeds were net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs. Upon the closing of the offering, we sold to the underwriter warrants to purchase up to 52,500 shares of our common stock. The warrants are exercisable at a per share price of $3.90 and expire if unexercised after five years.

Reverse Stock Split

On June 19, 2008, we effected a 5-for-8 reverse stock split of all of our issued and outstanding shares of common stock (the “Reverse Stock Split”) by filing an amendment to our Certificate of Incorporation with the Secretary of the State of Delaware. The par value and number of authorized shares of our common stock remained unchanged. The number of shares and per share amounts included in the consolidated financial statements and the accompanying notes included in the F- section have been adjusted to reflect the Reverse Stock Split retroactively. Unless otherwise indicated, all references to number of share, per share amounts and earnings per share information contained in this prospectus give effect to the Reverse Stock Split.

Completion of Share Exchange

On October 20, 2007, we entered into a share exchange agreement (the “Exchange Agreement”) with all of the shareholders of HKHT, consisting of 35 shareholders. Pursuant to the Exchange Agreement, we agreed to issue shares of our common stock in exchange for all of the issued and outstanding securities of HKHT (the “Share Exchange”). The Share Exchange closed on November 2, 2007. Upon the closing of the Share Exchange, we (i) became the 100% parent of HKHT, and HKHT’s wholly-owned subsidiary Shenzhen Highpower, (ii) assumed the operations of HKHT and its subsidiary and (iii) changed our name from SRKP 11, Inc. to Hong Kong Highpower Technology, Inc.

Upon the closing of the Share Exchange, we issued an aggregate of 9,248,973 shares of our common stock to the shareholders of HKHT and/or their designees in exchange for all of the issued and outstanding securities of HKHT. In addition, immediately prior to the closing of the Share Exchange and the Private Placement, as described below, we and certain of our stockholders agreed to cancel an aggregate of 1,597,872 shares of common stock such that there were 1,777,128 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement. We issued no fractional shares in connection with the Share Exchange.

Immediately after the closing of the Share Exchange and Private Placement, we had 12,798,846 outstanding shares of common stock. Upon the closing of the Share Exchange, the shareholders of HKHT and their designees owned approximately 72.3% of our issued and outstanding common stock, the pre-existing stockholders of the Company owned 13.9% and investors in the Private Placement (described below) (that closed concurrently with the Share Exchange) owned 13.8% of our outstanding common stock.

Pursuant to the terms of the Share Exchange, we agreed to register a total of 1,777,128 shares of common stock held by our stockholders immediately prior to the Share Exchange. Of these 1,777,128 shares, 817,479 shares are covered by a resale registration statement filed with the Securities and Exchange Commission (“SEC”) in connection with the Private Placement (described below) and declared effective on June 19, 2008. The remaining 959,649 shares, which are held by affiliates of WestPark Capital, Inc. (“WestPark”), are covered by a resale registration statement declared effective by the SEC on August 4, 2008. WestPark acted as the placement agent in the Private Placement.

Immediately after the closing of the Share Exchange, we changed our corporate name from “SRKP 11, Inc.” to “Hong Kong Highpower Technology, Inc.” Shares of our common stock are currently listed for trading on the NYSE Amex under the ticker symbol “HPJ.”

The transactions contemplated by the Exchange Agreement were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

Private Placement

On November 2, 2007, concurrently with the close of the Share Exchange, we received gross proceeds of $3.1 million in a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,772,745 shares of common stock at $1.76 per share. The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until ninety (90) days after our common stock was listed on the NYSE Amex, when one-tenth of their shares are released from the lock up, after which their shares will automatically be released from the lock up on a monthly basis pro rata over a nine month period. After commissions and expenses related to the Private Placement, we received net proceeds of approximately $2,738,000 in the Private Placement. The purpose of the Private Placement was to raise working capital. All of the proceeds from the Private Placement were used for working capital and the development of our lithium-ion battery manufacturing business.  We filed a registration statement covering the securities sold in the Private Placement, which was declared effective by the SEC on June 19, 2008, and are required to use our reasonable best efforts to maintain the registration statement effective for a period of 24 months at our expense.

WestPark acted as placement agent in connection with the Private Placement. For its services in connection with the Share Exchange and as placement agent, WestPark received an aggregate commission equal to 10% of the gross proceeds from the Private Placement, in addition to $30,000 in connection with the execution of the Exchange Agreement and a $40,000 success fee for the Share Exchange, for an aggregate amount fee of $382,000. No other consideration was paid to WestPark or to SRKP 11 in connection with the Share Exchange or Private Placement. Some of the controlling shareholders and control persons of WestPark were also, prior to the completion of the Share Exchange, controlling shareholders and control persons of our company, including Richard Rappaport, who is the Chief Executive Officer of WestPark and was the President and a significant shareholder of our company prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark and was a controlling stockholder and an officer and director of our company prior to the Share Exchange. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with our company upon the closing of the Share Exchange.

The Offering

Common stock offered we are offering	3,709,893 shares (1)

Common stock outstanding after the offering	13,562,596 shares (2)

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Risk factors
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 7.

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(1)	Consists of 3,709,893 shares of our common stock that were issued to the selling stockholders.

(2)	The number of shares of our common stock outstanding as of April 21, 2009 excludes 52,500 shares of our common stock issuable upon exercise of outstanding warrants.

SUMMARY FINANCIAL DATA

The following summary financial information contains consolidated statement of operations data for each of the years in the three-year period ended December 31, 2008 and the consolidated balance sheet data as of the year-end for each of the years in the three-year period ended December 31, 2008.  The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements.  Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations	Year Ended December 31,
	2008	2007	2006

	(in thousands, except share and per share amounts)
Net sales	$75,004	$73,262	$44,376

Cost of sales	(62,239)	(63,791)	(36,959)

Gross profit	12,765	9,470	7,417

Depreciation	(194)	(121)	(80)

Selling and distribution costs	(2,416)	(2,096)	(1,634)

General and administrative costs	(6,098)	(3,461)	(1,960)

Loss on exchange rate difference	(1,182)	(855)	(199)

Fees and costs related to reorganization	-	(582)	(75)

Income (loss) from operations	2,875	2,357	3,468

Change in fair value of currency forwards	116	-	-

Change in fair value of warrants	(276)	-	-

Other income	463	149	59

Interest expense	(642)	(696)	(254)

Income (loss) before taxes	2,535	1,809	3,273

Income taxes	(529)	(145)	(241)

Net income (loss)	$2,006	$1,664	$3,032

Net income (loss) per common share – basic and diluted	$0.15	$0.17	$0.33

Weighted average common shares outstanding
– basic	13,205,599	9,832,493	9,248,973
– diluted	13,233,353	9,832,493	9,248,973

Dividends declared per common share	$-	$0.07	$-

Consolidated Balance Sheets	As of December 31,
	2008	2007	2006

	(in thousands)

Current Assets	$31,375	$40,167	$28,573
Total Assets	43,324	48,920	31,736
Current Liabilities	27,045	37,366	24,571
Total Liabilities	27,045	37,366	24,571
Total Stockholders’ Equity	16,280	11,554	7,165

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock.  Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur.  The trading price of our common stock could decline due to any of these risks, and an investor may lose all or part of his investment.  Some of these factors have affected our financial condition and operating results in the past or are currently affecting our company.  This prospectus also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.  With respect to this discussion, the terms, “we,” “us,” or “our” refer to Hong Kong Highpower Technology, Inc., and our 100%-owned subsidiary Hong Kong Highpower Technology Company Limited (“HKHT”) and its wholly-owned subsidiaries, Shenzhen Highpower Technology Co., Ltd. (“Shenzhen Highpower”), HZ Highpower Technology Co., Ltd. and Springpower Technology (Shenzhen) Company Limited.

RISKS RELATED TO OUR OPERATIONS

Our limited operating history may not serve as an adequate basis to evaluate our future prospects and results of operations.

We have a limited operating history. We were established in GuangZhou, China in 2001 and commenced operations in Shenzhen in 2002. Our limited operating history may not provide a meaningful basis for an investor to evaluate our business, financial performance and prospects. We may not be able to:

●	maintain our leading position in the Ni-MH battery market;

●	retain existing customers or acquire new customers;

●	diversify our revenue sources by successfully developing and selling our products in the global battery market and other markets;

●	keep up with evolving industry standards and market developments;

●	respond to competitive market conditions;

●	maintain adequate control of our expenses;

●	manage our relationships with our suppliers;

●	attract, train, retain and motivate qualified personnel; or

●	protect our proprietary technologies.

If we are unsuccessful in addressing any of these challenges, our business may be materially and adversely affected.

Our business depends in large part on the growth in demand for portable electronic devices.

Many of our battery products are used to power various portable electronic devices. Therefore, the demand for our batteries is substantially tied to the market demand for portable electronic devices. A growth in the demand for portable electronic devices will be essential to the expansion of our business. Our results of operations may be adversely affected by decreases in the general level of economic activity. Decreases in consumer spending that may result from the current global economic downturn may weaken demand for items that use our battery products. A decrease in the demand for portable electronic devices would likely have a material adverse effect on our results of operations.  We are unable to predict the duration and severity of the current disruption in financial markets and the global adverse economic conditions and the effect such events might have on our business.

Our success depends on the success of manufacturers of the end applications that use our battery products.

Because our products are designed to be used in other products, our success depends on whether end application manufacturers will incorporate our batteries in their products. Although we strive to produce high quality battery products, there is no guarantee that end application manufacturers will accept our products. Our failure to gain acceptance of our products from these manufacturers could result in a material adverse effect on our results of operations.

Additionally, even if a manufacturer decides to use our batteries, the manufacturer may not be able to market and sell its products successfully. The manufacturer’s inability to market and sell its products successfully could materially and adversely affect our business and prospects because this manufacturer may not order new products from us. Therefore, our business, financial condition, results of operations and future success would be materially and adversely affected.

We are and will continue to be subject to rapidly declining average selling prices, which may harm our results of operations.

Portable consumer electronic devices, such as cellular phones, DVD players, and laptop computers are subject to rapid declines in average selling prices due to rapidly evolving technologies, industry standards and consumer preferences. Therefore, electronic device manufacturers expect suppliers, such as our company, to cut their costs and lower the price of their products to lessen the negative impact on the electronic device manufacturer’s own profit margins. As a result, we have previously reduced the price of some of our battery products and expect to continue to face market-driven downward pricing pressures in the future. Our results of operations will suffer if we are unable to offset any declines in the average selling prices of our products by developing new or enhanced products with higher selling prices or gross profit margins, increasing our sales volumes or reducing our production costs.

Our success is highly dependent on continually developing new and advanced products, technologies, and processes and failure to do so may cause us to lose our competitiveness in the battery industry and may cause our profits to decline.

To remain competitive in the battery industry, it is important to continually develop new and advanced products, technologies, and processes. There is no assurance that competitors’ new products, technologies, and processes will not render our existing products obsolete or non-competitive. Alternately, changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our products obsolete or less attractive. Our competitiveness in the battery market therefore relies upon our ability to enhance our current products, introduce new products, and develop and implement new technologies and processes.  We predominately manufacture and market Ni-MH batteries, and to a lesser extent, Li-ion and Li-polymer batteries.  If our competitors develop alternative products with more enhanced features than our products, our financial condition and results of operations would be materially and adversely affected.

The research and development of new products and technologies is costly and time consuming, and there are no assurances that our research and development of new products will either be successful or completed within anticipated timeframes, if at all. Our failure to technologically evolve and/or develop new or enhanced products may cause us to lose competitiveness in the battery market and may cause our profits to decline. In addition, in order to compete effectively in the battery industry, we must be able to launch new products to meet our customers’ demands in a timely manner. However, we cannot provide assurance that we will be able to install and certify any equipment needed to produce new products in a timely manner, or that the transitioning of our manufacturing facility and resources to full production under any new product programs will not impact production rates or other operational efficiency measures at our manufacturing facility. In addition, new product introductions and applications are risky, and may suffer from a lack of market acceptance, delays in related product development and failure of new products to operate properly. Any failure by us successfully to launch new products, or a failure by our customers to accept such products, could adversely affect our results.

We have historically depended on a limited number of customers for a significant portion of our revenues and this dependence is likely to continue.

We have historically depended on a limited number of customers for a significant portion of our net sales. Our top five customers accounted for approximately 57%, 56% and 37.4% of our net sales for the years ended December 31, 2008, 2007 and 2006, respectively. We anticipate that a limited number of customers will continue to contribute to a significant portion of our net sales in the future. Maintaining the relationships with these significant customers is vital to the expansion and success of our business, as the loss of a major customer could expose us to risk of substantial losses. Our sales and revenue could decline and our results of operations could be materially adversely affected if one or more of these significant customers stops or reduces its purchasing of our products, or if we fail to expand our customer base for our products.

Significant order cancellations, reductions or delays by our customers could materially adversely affect our business.

Our sales are typically made pursuant to individual purchase orders, and we generally do not have long-term supply arrangements with our customers, but instead work with our customers to develop nonbinding forecasts of future requirements. Based on these forecasts, we make commitments regarding the level of business that we will seek and accept, the timing of production schedules and the levels and utilization of personnel and other resources. A variety of conditions, both specific to each customer and generally affecting each customer’s industry, may cause customers to cancel, reduce or delay orders that were either previously made or anticipated. Generally, customers may cancel, reduce or delay purchase orders and commitments without penalty, except for payment for services rendered or products competed and, in certain circumstances, payment for materials purchased and charges associated with such cancellation, reduction or delay. Significant or numerous order cancellations, reductions or delays by our customers could have a material adverse effect on our business, financial condition or results of operations.

Substantial defaults by our customers on accounts receivable or the loss of significant customers could have a material adverse effect on our business.

A substantial portion of our working capital consists of accounts receivable from customers. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for products and services, or to make payments in a timely manner, our business, results of operations or financial condition could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collection costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could also impact the cost or availability of financing available to us.

Certain disruptions in supply of and changes in the competitive environment for raw materials integral to our products may adversely affect our profitability.

We use a broad range of materials and supplies, including metals, chemicals and other electronic components in our products. A significant disruption in the supply of these materials could decrease production and shipping levels, materially increase our operating costs and materially adversely affect our profit margins. Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages, war, acts of terrorism or other interruptions to or difficulties in the employment of labor or transportation in the markets in which we purchase materials, components and supplies for the production of our products, in each case may adversely affect our ability to maintain production of our products and sustain profitability. If we were to experience a significant or prolonged shortage of critical components from any of our suppliers and could not procure the components from other sources, we would be unable to meet our production schedules for some of our key products and to ship such products to our customers in timely fashion, which would adversely affect our sales, margins and customer relations.

Our industry is subject to supply shortages and any delay or inability to obtain product components may have a material adverse effect on our business.

Our industry is subject to supply shortages, which could limit the amount of supply available of certain required battery components. Any delay or inability to obtain supplies may have a material adverse effect on our business. During prior periods, there have been shortages of components in the battery industry and the availability of raw materials has been limited by some of our suppliers. We cannot assure investors that any future shortages or allocations would not have such an effect on our business. A future shortage can be caused by and result from many situations and circumstances that are out of our control, and such shortage could limit the amount of supply available of certain required materials and increase prices affecting our profitability.

Our future operating results may be affected by fluctuations in costs of raw materials, such as nickel.

Our principal raw material is nickel, which is available from a limited number of suppliers in China. The price of nickel has been volatile during 2007. The price of nickel rose 67% from January 2007 to May 2007, but dropped 45% from May 2007 to September 2007. The prices of nickel and other raw materials used to make our batteries increase and decrease due to factors beyond our control, including general economic conditions, domestic and worldwide demand, labor costs or problems, competition, import duties, tariffs, energy costs, currency exchange rates and those other factors described under “Certain disruptions in supply of and changes in the competitive environment for raw materials integral to our products may adversely affect our profitability.” In an environment of increasing prices for nickel and other raw materials, competitive conditions may impact how much of the price increases we can pass on to our customers and to the extent we are unable to pass on future price increases in our raw materials to our customers, our financial results could be adversely affected.

Our operations would be materially adversely affected if third-party carriers were unable to transport our products on a timely basis.

All of our products are shipped through third party carriers. If a strike or other event prevented or disrupted these carriers from transporting our products, other carriers may be unavailable or may not have the capacity to deliver our products to our customers. If adequate third party sources to ship our products were unavailable at any time, our business would be materially adversely affected.

We may not be able to increase our manufacturing output in order to maintain our competitiveness in the battery industry.

We believe that our ability to provide cost-effective products represents a significant competitive advantage over our competitors. In order to continue providing such cost-effective products, we must maximize the efficiency of our production processes and increase our manufacturing output to a level that will enable us to reduce the per-unit production cost of our products. Our ability to increase our manufacturing output is subject to certain significant limitations, including:

●	our ability raise capital to acquire additional raw materials and expand our manufacturing facilities;

●	delays and cost overruns, due to increases in raw material prices and problems with equipment vendors;

●	delays or denial of required approvals and certifications by relevant government authorities;

●	diversion of significant management attention and other resources; and

●	failure to execute our expansion plan effectively.

If we are not able to increase our manufacturing output and reduce our per-unit production costs, we may be unable to maintain our competitive position in the battery industry. Moreover, even if we expand our manufacturing output, we may not be able to generate sufficient customer demand for our products to support our increased production output.

The market for our products and services is very competitive and, if we cannot effectively compete, our business will be harmed.

The market for our products and services is very competitive and subject to rapid technological change. Many of our competitors are larger and have significantly greater assets, name recognition and financial, personnel and other resources than we have. As a result, our competitors may be in a stronger position to respond quickly to potential acquisitions and other market opportunities, new or emerging technologies and changes in customer requirements. We cannot assure you that we will be able to maintain or increase our market share against the emergence of these or other sources of competition. Failure to maintain and enhance our competitive position could materially adversely affect our business and prospects.

Warranty claims, product liability claims and product recalls could harm our business, results of operations and financial condition.

Our business inherently exposes us to potential warranty and product liability claims, in the event that our products fail to perform as expected or such failure of our products results, or is alleged to result, in bodily injury or property damage (or both). Such claims may arise despite our quality controls, proper testing and instruction for use of our products, either due to a defect during manufacturing or due to the individual’s improper use of the product. In addition, if any of our designed products are or are alleged to be defective, then we may be required to participate in a recall of them.

Existing PRC laws and regulations do not require us to maintain third party liability insurance to cover product liability claims. Although we have obtained products liability insurance, if a warranty or product liability claim is brought against us, regardless of merit or eventual outcome, or a recall of one of our products is required, such claim or recall may result in damage to our reputation, breach of contracts with our customers, decreased demand for our products, costly litigation, additional product recalls, loss of revenue, and the inability to commercialize some products.

Manufacturing or use of our battery products may cause accidents, which could result in significant production interruption, delay or claims for substantial damages.

Our batteries can pose certain safety risks, including the risk of fire. While we implement stringent safety procedures at all stages of battery production that minimize such risks, accidents may still occur. Any accident, regardless of where it occurs, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damages.

We cannot guarantee the protection of our intellectual property rights and if infringement of our intellectual property rights occurs, including counterfeiting of our products, our reputation and business may be adversely affected.

To protect the reputation of our products, we have sought to file or register our intellectual property, as appropriate, in the PRC where we have our primary business presence. As of December 31, 2008, we have registered two trademarks as used on our battery products, one in English and in the other in its Chinese equivalent. Our products are currently sold under these trademarks in the PRC, and we plan to expand our products to other international markets. There is no assurance that there will not be any infringement of our brand name or other registered trademarks or counterfeiting of our products in the future, in China or elsewhere. Should any such infringement and/or counterfeiting occur, our reputation and business may be adversely affected. We may also incur significant expenses and substantial amounts of time and effort to enforce our trademark rights in the future. Such diversion of our resources may adversely affect our existing business and future expansion plans.

As of December 31, 2008, we held five Chinese patents and had three Chinese patent applications pending. Additionally, we have licensed patented technology from Ovonic Battery Company, Inc. related to the manufacture of Ni-MH batteries. We believe that obtaining patents and enforcing other proprietary protections for our technologies and products have been and will continue to be very important in enabling us to compete effectively. However, there can be no assurance that our pending patent applications will issue, or that we will be able to obtain any new patents, in China or elsewhere, or that our or our licensors’ patents and proprietary rights will not be challenged or circumvented, or that these patents will provide us with any meaningful competitive advantages. Furthermore, there can be no assurance that others will not independently develop similar products or will not design around any patents that have been or may be issued to us or our licensors. Failure to obtain patents in certain foreign countries may materially adversely affect our ability to compete effectively in those international markets. If a sufficiently broad patent were to be issued from a competing application in China or elsewhere, it could have a material adverse effect upon our intellectual property position in that particular market.

In addition, our rights to use the licensed proprietary technologies of our licensors depends on the timely and complete payment for such rights pursuant to license agreements between the parties; failure to adhere to the terms of these agreements could result in the loss of such rights and could materially and adversely affect our business.

If our products are alleged to or found to conflict with patents that have been or may be granted to competitors or others, our reputation and business may be adversely affected.

Rapid technological developments in the battery industry and the competitive nature of the battery products market make the patent position of battery manufacturers subject to numerous uncertainties related to complex legal and factual issues. Consequently, although we either own or hold licenses to certain patents in the PRC, and are currently processing several additional patent applications in the PRC, it is possible that no patents will issue from any pending applications or that claims allowed in any existing or future patents issued or licensed to us will be challenged, invalidated, or circumvented, or that any rights granted there under will not provide us adequate protection. As a result, we may be required to participate in interference or infringement proceedings to determine the priority of certain inventions or may be required to commence litigation to protect our rights, which could result in substantial costs. Further, other parties could bring legal actions against us claiming damages and seeking to enjoin manufacturing and marketing of our products for allegedly conflicting with patents held by them. Any such litigation could result in substantial cost to us and diversion of effort by our management and technical personnel. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that we would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. Failure to obtain needed patents, licenses or proprietary information held by others may have a material adverse effect on our business. In addition, if we were to become involved in such litigation, it could consume a substantial portion of our time and resources. Also, with respect to licensed technology, there can be no assurance that the licensor of the technology will have the resources, financial or otherwise, or desire to defend against any challenges to the rights of such licensor to its patents.

We rely on trade secret protections through confidentiality agreements with our employees, customers and other parties; the breach of such agreements could adversely affect our business ands results of operations.

We also rely on trade secrets, which we seek to protect, in part, through confidentiality and non-disclosure agreements with our employees, customers and other parties. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become known to or independently developed by competitors. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information that may not be resolved in our favor. We may be involved from time to time in litigation to determine the enforceability, scope and validity of our proprietary rights. Any such litigation could result in substantial cost and diversion of effort by our management and technical personnel.

The failure to manage growth effectively could have an adverse effect on our employee efficiency, product quality, working capital levels, and results of operations.

Any significant growth in the market for our products or our entry into new markets may require and expansion of our employee base for managerial, operational, financial, and other purposes. As of December 31, 2008, we had approximately 1,800 full time employees. During any growth, we may face problems related to our operational and financial systems and controls, including quality control and delivery and service capacities. We would also need to continue to expand, train and manage our employee base. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the purchase of raw materials and supplies, development of new products, and the hiring of additional employees. For effective growth management, we will be required to continue improving our operations, management, and financial systems and control. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability. We cannot assure investors that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational and technical expertise of certain key personnel. Each of the named executive officers performs key functions in the operation of our business. The loss of a significant number of these employees could have a material adverse effect upon our business, financial condition, and results of operations.

We are dependent on a technically trained workforce and an inability to retain or effectively recruit such employees could have a material adverse effect on our business, financial condition and results of operations.

We must attract, recruit and retain a sizeable workforce of technically competent employees to develop and manufacture our products and provide service support. Our ability to implement effectively our business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced engineering and other technical and marketing personnel. There is significant competition for technologically qualified personnel in our business and we may not be successful in recruiting or retaining sufficient qualified personnel consistent with our operational needs.

Our planned expansion into new and existing international markets poses additional risks and could fail, which could cost us valuable resources and affect our results of operations.

We plan to expand sales of our products into new and existing international markets including developing and developed countries, such as Japan, Russia, India, and Brazil.  These markets are untested for our products and we face risks in expanding the business overseas, which include differences in regulatory product testing requirements, intellectual property protection (including patents and trademarks), taxation policy, legal systems and rules, marketing costs, fluctuations in currency exchange rates and changes in political and economic conditions.

Our expansion into the Li-ion battery business is subject to substantial risks, which could result in a material adverse effect on our results of operations.

In September 2008, we completed the construction and build-out of two production lines for the development and manufacturing of a range of Li-ion rechargeable batteries and products. We have limited experience in the development and production of Li-ion batteries, and due to this inexperience, we may be unable to manufacture our Li-ion battery products in the time frame and amounts expected or be unable to successfully commercialize our Li-ion products. The lithium ion battery market is competitive and risky and we are unsure whether our Li-ion products will gain market acceptance. We are competing against numerous competitors with greater financial resources than us, and due to the difficulties of entry into these markets, we may be unsuccessful and not be able to complete in the Li-ion battery industry.

Adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs, access to capital and cost of capital.

The capital and credit markets have been experiencing extreme volatility and disruption in recent months, including, among other things, extreme volatility in securities prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. Governments have taken unprecedented actions intended to address extreme market conditions that have included severely restricted credit and declines in real estate values. In some cases, the markets have exerted downward pressure on availability of liquidity and credit capacity for certain issuers. While currently these conditions have not impaired our ability to utilize our current credit facilities and finance our operations, there can be no assurance that there will not be a further deterioration in financial markets and confidence in major economies such that our ability to access credit markets and finance our operations, including the financing of the construction of our new manufacturing facility, might be impaired. Without sufficient liquidity, we may be forced to curtail our operations and our planned expansion of our new Li-ion battery line and construction of our new manufacturing facility. Adverse market conditions may limit our ability to replace, in a timely manner, maturing liabilities and access the capital necessary to operate and grow our business. As such, we may be forced to delay raising capital or bear an unattractive cost of capital which could decrease our profitability and significantly reduce our financial flexibility. Furthermore, although our total revenues continue to improve in the third quarter of 2008, the current tightening of credit in financial markets could adversely affect the ability of our customers to obtain financing for purchases of our products and could result in a decrease in or cancellation of orders for our products. Our results of operations, financial condition, cash flows and capital position could be materially adversely affected by disruptions in the financial markets.

Our quarterly results may fluctuate because of many factors and, as a result, investors should not rely on quarterly operating results as indicative of future results.

Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact the value of our securities. Quarterly operating results may fluctuate in the future due to a variety of factors that could affect revenues or expenses in any particular quarter. Fluctuations in quarterly operating results could cause the value of our securities to decline. Investors should not rely on quarter-to-quarter comparisons of results of operations as an indication of future performance. As a result of the factors listed below, it is possible that in future periods results of operations may be below the expectations of public market analysts and investors. This could cause the market price of our securities to decline. Factors that may affect our quarterly results include:

●	vulnerability of our business to a general economic downturn in China;

●	fluctuation and unpredictability of costs related to the raw material used to manufacture our products;

●	seasonality of our business;

●	changes in the laws of the PRC that affect our operations;

●	competition from our competitors; and

●	our ability to obtain necessary government certifications and/or licenses to conduct our business.

RISKS RELATED TO DOING BUSINESS IN CHINA

Substantially all of our assets are located in the PRC and substantially all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes. Unlike the common law system prevalent in the United States, decided legal cases have little value as precedent in China. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our principal operating subsidiary, Shenzhen Highpower Technology Co., Ltd, (“Shenzhen Highpower”) is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

●	levying fines;

●	revoking our business license, other licenses or authorities;

●	requiring that we restructure our ownership or operations; and

●	requiring that we discontinue any portion or all of our business.

The scope of our business license in China is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our principal operating subsidiary, Shenzhen Highpower, is a wholly foreign-owned enterprise, commonly known as a WFOE. A WFOE can only conduct business within its approved business scope, which ultimately appears on its business license. Our license permits us to design, manufacture, sell and market battery products throughout the PRC. Any amendment to the scope of our business requires further application and government approval. In order for us to expand our business beyond the scope of our license, it will be required to enter into a negotiation with the authorities for the approval to expand the scope of our business. We cannot assure investors that Shenzhen Highpower will be able to obtain the necessary government approval for any change or expansion of its business.

We are subject to a variety of environmental laws and regulations related to our manufacturing operations. Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

We are subject to various environmental laws and regulations that require us to obtain environmental permits for our battery manufacturing operations. We have an environmental permit from the Shenzhen Environment Protection Bureau Longgang Bureau (the “Bureau”) covering our manufacturing operations that expires on December 31, 2010. Historically, under a previous permit which expired in September 2007, we substantially exceeded the approved annual output limit of Ni-MH rechargeable batteries set forth in the permit. Although we do not currently expect to exceed the approved annual output limits under the new permit, we cannot guarantee that this will be the case. Additionally, our current permit does not cover one of our existing premises at our manufacturing facility. If we fail to comply with the provisions of our permit, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our manufacturing operations.

We cannot assure you that at all times we will be in compliance with environmental laws and regulations or our environmental permits or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate, including our ability to pay dividends. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for any offering and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in November 2005, known as Circular 75, concerning the use of offshore holding companies in mergers and acquisitions in China. The public notice provides that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to registration with the relevant foreign exchange authorities. The public notice also suggests that registration with the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of shares in an offshore holding company that owns an onshore company. The PRC residents must each submit a registration form to the local SAFE branch with respect to their ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations. If any PRC resident stockholder of an offshore holding company fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity. Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. Most of our PRC resident stockholders, as defined in the SAFE notice, have not registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in HKHT. Because of uncertainty in how the SAFE notice will be interpreted and enforced, we cannot be sure how it will affect our business operations or future plans. For example, Shenzhen Highpower’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our PRC resident beneficial holders. Failure by our PRC resident beneficial holders could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit Shenzhen Highpower’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement. Highpower’s PRC counsel, Zhong Lun Law Firm has advised us that because we completed our onshore-to-offshore restructuring before September 8, 2006, the effective date of the new regulation, it is not necessary for us to submit the application to the CSRC for its approval, and the listing and trading of our common stock does not require CSRC approval.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from an offering of securities into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt any offering before settlement and delivery of the securities offered. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock. Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies. These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to us.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75 and the Revised M&A Regulations. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert U.S. Dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. Dollar at that time. Conversely, if we decide to convert our Renminbi into U.S. Dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in China would be reduced should the dollar appreciate against the Renminbi.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

Because most of our sales are made in U.S. Dollars and most of our expenses are paid in RMB, devaluation of the U.S. Dollar could negatively impact our results of operations.

The value of RMB is subject to changes in China’s governmental policies and to international economic and political developments. In January, 1994, the PRC government implemented a unitary managed floating rate system. Under this system, the People’s Bank of China, or PBOC, began publishing a daily base exchange rate with reference primarily to the supply and demand of RMB against the U.S. Dollar and other foreign currencies in the market during the previous day. Authorized banks and financial institutions are allowed to quote buy and sell rates for RMB within a specified band around the central bank’s daily exchange rate. On July 21, 2005, PBOC announced an adjustment of the exchange rate of the U.S. Dollar to RMB from 1:8.27 to 1:8.11 and modified the system by which the exchange rates are determined. This modification has resulted in an approximate 7.3% appreciation of the RMB against the U.S. Dollar from July 21, 2005 to May 2, 2007. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further fluctuations of the exchange rate of the U.S. Dollar against the RMB, including future devaluations. Because most of our net sales are made in U.S. Dollars and most of our expenses are paid in RMB, any future devaluation of the U.S. Dollar against the RMB could negatively impact our results of operations.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as approximately minus 2%. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We intend to adopt an equity compensation plan in the future and make option grants to our officers and directors, most of who are PRC citizens. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

We have enjoyed certain preferential tax concessions and the loss of these preferential tax concessions may cause its tax liabilities to increase and its profitability to decline.

Our operating subsidiary, Shenzhen Highpower, enjoyed preferential tax concessions in the PRC, which were only granted to high-technology enterprises operating in the Shenzhen Special Economic Zone. From 2005 to 2007, Shenzhen Highpower enjoyed a preferential income tax rate of 7.5% due to its status as a new business and high-tech enterprise. That status expired on December 31, 2007, when we then enjoyed a preferential tax rate of 15%.  The expiration of the preferential tax treatment will increase our tax liabilities and reduce our profitability. Additionally, the PRC Enterprise Income Tax Law (the “EIT Law”) was enacted on March 16, 2007. Under the EIT Law, which became effective January 1, 2008, China adopted a uniform tax rate of 25.0% for all enterprises (including foreign-invested enterprises) and canceled several tax incentives enjoyed by foreign-invested enterprises. However, for foreign-invested enterprises established before the promulgation of the EIT Law, a five-year transition period is provided during which the tax rate will be gradually increased starting in 2008 and be equal to the new 25% tax rate at the end of the transition period. We believe that our profitability will be negatively affected in the near future as a result of the new EIT Law. Any future increase in the enterprise income tax rate applicable to us or other adverse tax treatments, could increase our tax liabilities and reduce our net income.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where the substantial portion of our sales occur, could have a negative effect on our operations. Our business is dependent upon its ability to continue to manufacture products. Such an outbreak could have an impact on our operations as a result of:

●	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,

●	the sickness or death of our key officers and employees, and

●	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

A downturn in the economy of the PRC may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which it is required to do in order to comply with U.S. securities laws.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may difficulty hiring new employees in the PRC with such training. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of its financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations, including the manufacturing and distribution of our products, are conducted in China. Moreover, all of our directors and officers are nationals and residents of China or Hong Kong. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

RISKS RELATED TO OUR CAPITAL STRUCTURE

The price of our common stock is volatile and you might not be able to resell your securities at or above the price you have paid.

Prior to our initial public offering and listing of our common stock on the NYSE Amex on June 19, 2008, there was no public market for our securities in the United States. Accordingly, we cannot assure you that an active trading market will develop or be sustained or that the market price of our common stock will not decline.  The price at which our common stock had traded has been highly volatile, with a high and low sales price of $1.68 and $8.35, respectively, as through March 27, 2009. You might not be able to sell the shares of our common stock at or above the price you have paid. The stock market has experienced extreme volatility that often has been unrelated to the performance of its listed companies. Moreover, only a limited number of our shares are traded each day, which could increase the volatility of the price of our stock. These market fluctuations might cause our stock price to fall regardless of our performance. The market price of our common stock might fluctuate significantly in response to many factors, some of which are beyond our control, including the following:

●	actual or anticipated fluctuations in our annual and quarterly results of operations;

●	changes in securities analysts’ expectations;

●	variations in our operating results, which could cause us to fail to meet analysts’ or investors’ expectations;

●	announcements by our competitors or us of significant new products, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	conditions and trends in our industry;

●	general market, economic, industry and political conditions;

●	changes in market values of comparable companies;

●	additions or departures of key personnel;

●	stock market price and volume fluctuations attributable to inconsistent trading volume levels; and

●	future sales of equity or debt securities, including sales which dilute existing investors.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

In June 2008, we completed a public offering and sale of 603,750 shares of common stock, all of which are currently freely tradeable. In addition, pursuant to the terms of the Share Exchange, we filed a registration statement with the Securities and Exchange Commission to register a total of 1,772,745 shares of our common stock issued in a Private Placement that was conducted in connection with the Share Exchange in November 2007. The registration statement was declared effective by the Securities and Exchange Commission in June 2008. The investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed not to sell their shares until ninety (90) days after our common stock was listed on the NYSE Amex, when one-tenth of their shares are released from the lock up, after which their shares will automatically be released from the lock up on a monthly basis pro rata over a nine month period.

We also registered 817,479 shares of common stock held by certain of our stockholders immediately prior to the Share Exchange in the registration statement declared effective in June 2008. In addition, we registered a total of 959,649 shares of common stock that are held by affiliates of Westpark Capital, Inc. that were our stockholders prior to the Share Exchange pursuant to a registration statement that was declared effective in August 2008. All of the shares included in an effective registration statement as described above may be freely sold and transferred except if subject to a lock up agreement.

Additionally, subject to lock-up agreements entered into with WestPark Capital, Inc. pursuant to which the former stockholders of HKHT and their designees agreed not to sell their shares until June 20, 2009, the former shareholders of HKHT and/or their designees may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a non-affiliate stockholder (or stockholders whose shares are aggregated) who has satisfied a six-month holding period, and provided that there is current public information available, may sell all of its securities. Rule 144 also permits the sale of securities, without any limitations, by a non-affiliate that has satisfied a one-year holding period. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

A few principal stockholders have significant influence over us.

Three of our stockholders beneficially own or control approximately 60.0% of our outstanding shares. If these stockholders were to act as a group, they would have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. Such stockholders may also have the power to prevent or cause a change in control. In addition, without the consent of these three stockholders, we could be prevented from entering into transactions that could be beneficial to us. The interests of these three stockholders may differ from the interests of our other stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds. Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, we included management's assessment of our internal control over financial reporting as of the end of the previous fiscal year in our annual report on Form 10-K for the year ended December 31, 2007. The attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2009 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

On October 20, 2007, we entered into the Exchange Agreement with all of the shareholders of HKHT, pursuant to which we agreed to acquire 100% of the issued and outstanding securities of HKHT in exchange for shares of our common stock. On November 2, 2007, the Share Exchange closed, HKHT became our 100%-owned subsidiary and our sole business operations became that of HKHT. We also have a new Board of Directors and management consisting of persons from HKHT and changed our corporate name from SRKP 11, Inc. to Hong Kong Highpower Technology, Inc.

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which include:

●	access to the capital markets of the United States;

●	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

●	the ability to use registered securities to make acquisition of assets or businesses;

●	increased visibility in the financial community;

●	enhanced access to the capital markets;

●	improved transparency of operations; and

●	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized in respect to our new business operations. In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, you should not rely on an investment in our securities if you require the investment to produce dividend income. Capital appreciation, if any, of our shares may be your sole source of gain for the foreseeable future. Moreover, you may not be able to resell your shares in our company at or above the price you paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our company’s and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the share exchange. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

●	The current economic downturn adversely affecting demand for our products;

●	Our reliance on our major customers for a large portion of our net sales;

●	Our reliance on a limited number of suppliers for nickel, our principal raw material;

●	Our ability to develop and market new products;

●	Our ability to establish and maintain a strong brand;

●	Protection of our intellectual property rights;

●	The market acceptance of our products, including our new line of Lithium-ion batteries;

●	Our ability to successfully manufacture Lithium-ion batteries in the time frame and amounts expected;

●	Exposure to product liability and defect claims;

●	Changes in the laws of the PRC that affect our operations;

●	Our ability to obtain and maintain all necessary government certifications and/or licenses to conduct our business;

●	Development of an active trading market for our securities;

●	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

●
The other factors referenced in this prospectus, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

The risks included above are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and operating results.  Moreover, we operate in a very competitive and rapidly changing environment.  New risk factors emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements.  Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to this prospectus with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may materially differ from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business.  The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.

We paid cash dividends of $665,182 during the year ended December 31, 2007.  We did not pay cash dividends in the years ended December 31, 2008.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Prior to June 19, 2008, our shares of common stock were not listed or quoted for trading on any national securities exchange or national quotation system. On June 19, 2008 our common stock began trading on the NYSE Amex under the symbol “HPJ”.  The closing price of our common stock on April 21, 2009 on the NYSE Amex was $2.50.

The following table summarizes the high and low sales prices of our common stock as reported by the NYSE Amex for the periods noted below.

2008
	High	Low
Year Ended December 31, 2008
Second Quarter (June 19, 2008 to June 30, 2008)	$8.35	$4.75
Third Quarter	4.78	1.68
Fourth Quarter	3.85	2.50

Stockholders

As of April 21, 2009, we had 96 common stockholders of record.

Transfer Agent

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

Additional Information

Copies of our annual reports, quarterly reports, current reports, and any amendments to those reports, are available free of charge on the Internet at www.sec.gov. All statements made in any of our filings, including all forward-looking statements, are made as of the date of the document in which the statement is included, and we do not assume or undertake any obligation to update any of those statements or documents unless we are required to do so by law

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and the other financial information included in this prospectus.

This prospectus contains forward-looking statements.  The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements.  These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow.  Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control.  Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated.  Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

OVERVIEW

We were incorporated in the state of Delaware on January 3, 2006. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On November 2, 2007, we closed a share exchange transaction, pursuant to which we (i) became the 100% parent of HKHT and its wholly-owned subsidiary, Shenzhen Highpower, (ii) assumed the operations of HKHT and its subsidiary and (iii) changed our name from SRKP 11, Inc. to Hong Kong Highpower Technology, Inc. HKHT was incorporated in Hong Kong in 2003, under the Companies Ordinance of Hong Kong. Shenzhen Highpower was founded in founded in 2001.  HKHT formed HZ Highpower and Springpower in 2008.  HZ Highpower has not yet commenced business operations.

 In addition, on November 2, 2007, concurrently with the close of the Share Exchange, we conducted a private placement transaction (the “Private Placement”). Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 1,772,745 shares of Common stock at $1.76 per share. As a result, we received gross proceeds in the amount of $3.12 million.

Through Shenzhen Highpower, we manufacture Nickel Metal Hydride (“Ni-MH”) for both consumer and industrial applications. We have developed significant expertise in Ni-MH battery technology and large-scale manufacturing that enables us to improve the quality of our battery products, reduce costs, and keep pace with evolving industry standards. In 2008, we commenced manufacturing two lines of Lithium-Ion (“Li-ion”) and Lithium polymer rechargeable batteries through Springpower for higher-end, high-performance applications, such as laptops, digital cameras and wireless communication products.  Our automated machinery allows us to process key aspects of the manufacturing process to ensure high uniformity and precision, while leaving the non-key aspects of the manufacturing process to manual labor.

We employ a broad network of salespersons in China and Hong Kong, which target key customers by arranging in-person sales presentations and providing post-sale services. The sales staff works with our customers to better address customers’ needs.

Recent Events

Public Offering

In June 2008, we completed a public offering consisting of 603,750 shares of our common stock. Our sale of common stock, which was sold indirectly by us to the public at a price of $3.25 per share, resulted in net proceeds of approximately $984,000. These proceeds were net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs. Upon the closing of the offering, we sold to the underwriter warrants to purchase up to 52,500 shares of our common stock. The warrants are exercisable at a per share price of $3.90 and expire if unexercised after five years.

Reverse Stock Split

On June 19, 2008, we effected a 5-for-8 reverse stock split of all of our issued and outstanding shares of common stock (the “Reverse Stock Split”) by filing an amendment to our Certificate of Incorporation with the Secretary of the State of Delaware. The par value and number of authorized shares of our common stock remained unchanged. The number of shares and per share amounts included in the consolidated financial statements and the accompanying notes included in the F- section have been adjusted to reflect the Reverse Stock Split retroactively. Unless otherwise indicated, all references to number of share, per share amounts and earnings per share information contained in this propsectus give effect to the Reverse Stock Split.

Share Exchange

On October 20, 2007, we entered into a share exchange agreement (the “Exchange Agreement”) with all of the shareholders of HKHT, consisting of 35 shareholders. Pursuant to the Exchange Agreement, we agreed to issue shares of our common stock in exchange for all of the issued and outstanding securities of HKHT (the “Share Exchange”). The Share Exchange closed on November 2, 2007. Upon the closing of the Share Exchange, we (i) became the 100% parent of HKHT, and HKHT’s wholly-owned subsidiary Shenzhen Highpower, (ii) assumed the operations of HKHT and its subsidiary and (iii) changed our name from SRKP 11, Inc. to Hong Kong Highpower Technology, Inc.

Upon the closing of the Share Exchange, we issued an aggregate of 9,248,973 shares of our common stock to the shareholders of HKHT and/or their designees in exchange for all of the issued and outstanding securities of HKHT. In addition, immediately prior to the closing of the Share Exchange and the Private Placement, as described below, we and certain of our stockholders agreed to cancel an aggregate of 1,597,872 shares of common stock such that there were 1,777,128 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement. We issued no fractional shares in connection with the Share Exchange.

Immediately after the closing of the Share Exchange and Private Placement, we had 12,798,846 outstanding shares of common stock. Upon the closing of the Share Exchange, the shareholders of HKHT and their designees owned approximately 72.3% of our issued and outstanding common stock, the pre-existing stockholders of the Company owned 13.9% and investors in the Private Placement (described below) (that closed concurrently with the Share Exchange) owned 13.8% of our outstanding common stock.

Pursuant to the terms of the Share Exchange, we agreed to register a total of 1,777,128 shares of common stock held by our stockholders immediately prior to the Share Exchange. Of these 1,777,128 shares, 817,479 shares are covered by a resale registration statement filed with the Securities and Exchange Commission (“SEC”) in connection with the Private Placement (described below) and declared effective on June 19, 2008. The remaining 959,649 shares, which are held by affiliates of WestPark Capital, Inc. (“WestPark”), are covered by a resale registration statement declared effective by the SEC on August 4, 2008. WestPark acted as the placement agent in the Private Placement.

Immediately after the closing of the Share Exchange, we changed our corporate name from “SRKP 11, Inc.” to “Hong Kong Highpower Technology, Inc.” Shares of our common stock are currently listed for trading on the NYSE Amex under the ticker symbol “HPJ.”

The transactions contemplated by the Exchange Agreement were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

Private Placement

On November 2, 2007, concurrently with the close of the Share Exchange, we received gross proceeds of $3.1 million in a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,772,745 shares of common stock at $1.76 per share. The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until ninety (90) days after our common stock was listed on the American Stock Exchange, when one-tenth of their shares are released from the lock up, after which their shares will automatically be released from the lock up on a monthly basis pro rata over a nine month period. After commissions and expenses related to the Private Placement, we received net proceeds of approximately $2,738,000 in the Private Placement. The purpose of the Private Placement was to raise working capital. All of the proceeds from the Private Placement were used for working capital and the development of our lithium-ion battery manufacturing business.

We filed a registration statement covering the common stock sold in the Private Placement which was declared effective by the SEC on June 19, 2008.  We are required to use our reasonable best efforts to maintain the registration statement effective for a period of 24 months at our expense.

WestPark acted as placement agent in connection with the Private Placement. For its services in connection with the Share Exchange and as placement agent, WestPark received an aggregate commission equal to 10% of the gross proceeds from the Private Placement, in addition to $30,000 in connection with the execution of the Exchange Agreement and a $40,000 success fee for the Share Exchange, for an aggregate amount fee of $382,000. No other consideration was paid to WestPark or to SRKP 11 in connection with the Share Exchange or Private Placement. Some of the controlling shareholders and control persons of WestPark were also, prior to the completion of the Share Exchange, controlling shareholders and control persons of our company, including Richard Rappaport, who is the Chief Executive Officer of WestPark and was the President and a significant shareholder of our company prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark and was a controlling stockholder and an officer and director of our company prior to the Share Exchange. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with our company upon the closing of the Share Exchange.

Critical Accounting Policies, Estimates and Assumptions

The SEC defines critical accounting policies as those that are, in management's view, most important to the portrayal of our financial condition and results of operations and those that require significant judgments and estimates.

The preparation of these consolidated financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities at the date of our financial statements. We base our estimates on historical experience, actuarial valuations and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Some of those judgments can be subjective and complex and, consequently, actual results may differ from these estimates under different assumptions or conditions. While for any given estimate or assumption made by our management there may be other estimates or assumptions that are reasonable, we believe that, given the current facts and circumstances, it is unlikely that applying any such other reasonable estimate or assumption would materially impact the financial statements. The accounting principles we utilized in preparing our consolidated financial statements conform in all material respects to generally accepted accounting principles in the United States of America.

Use of Estimates. In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and equipment. Actual results could differ from those estimates.

Accounts Receivable. Accounts receivable are stated at original amount less allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the period end. An allowance is also made when there is objective evidence that we will not be able to collect all amounts due according to original terms of receivables. Bad debts are written off when identified. We extend unsecured credit to customers in the normal course of business and believe all accounts receivable in excess of the allowances for doubtful receivables to be fully collectible. We do not accrue interest on trade accounts receivable.

Revenue Recognition. We recognize revenue when the goods are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Sales of goods represent the invoiced value of goods, net of sales returns, trade discount and allowances.

We do not have arrangements for returns from customers and do not have any future obligations directly or indirectly related to product resales by the customer. We have no incentive programs.

Inventories. Inventories are stated at the lower of cost or market value. Cost is determined on a weighted average basis and includes purchase costs, direct labor and factory overheads. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels. Our reserve requirements generally increase based on management’s projected demand requirements, and decrease due to market conditions and product life cycle changes. Our production process results in a minor amount of waste materials. We do not record a value for the waste in our cost accounting. We record proceeds on an as realized basis, when the waste is sold. We offset the proceeds from the sales of waste materials as a reduction of production costs.

Income Taxes. We use the asset and liability method of accounting for income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes.” Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. We have also adopted FIN 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109.”

Foreign Currency Translation. Our functional currency is the Renminbi (“RMB”). We maintain our financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, our financial statements, which are prepared using the functional currency, are then translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment in other comprehensive income, a component of stockholders’ equity.

Results of Operations

The following table sets forth the consolidated statements of operations of the Company for the years ended December 31, 2008, 2007 and 2006 (U.S. dollars):

Consolidated Statements of Operations	Year Ended December 31,
	2008	2007	2006

	(in thousands)
Net Sales	$75,004	$73,262	$44,376

Cost of Sales	(62,239)	(63,791)	(36,959)

Gross profit	$12,765	$9,470	$7,417

Depreciation	(194)	(121)	(80)

Selling and distribution costs	(2,416)	(2,096)	(1,634)

General and administrative costs including stock-based compensation	(6,098)	(3,461)	(1,960)

Loss on exchange rate difference	(1,182)	(855)	(199)

Fees and costs related to reorganization	-	(582)	(75)

Income from operations	$2,875	$2,357	$3,468

Change in fair value of currency forwards	116	-	-

Change in fair value of warrants	(276)	-	-

Other Income	463	149	59

Interest expense	(642)	(696)	(254)

Income before taxes	$2,535	$1,809	$3,273

Income taxes	(529)	(145)	(241)

Net income	$2,006	$1,664	$3,032

Net income per common share – basic and diluted	$0.15	$0.17	$0.33

Weighted average common shares outstanding
-basic	13,205,599	9,832,493	9,248,973
-diluted	13,233,353	9,832,493	9,248,973
Dividends declared per common share	-	$0.07	-

 EBITDA

In evaluating our business, we consider and use EBITDA, a financial measure not in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), as a supplemental measure of our operating performance. We define EBITDA as net income (loss) before net interest expense, provision (benefit) for income taxes, and depreciation and amortization. We use EBITDA as a supplemental measure to review and assess our operating performance and to enhance comparability between periods. We also believe the use of EBITDA facilitates the use by investors of operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in such items as the book amortization of intangible assets (affecting relative amortization expense), the age and book value of facilities and equipment (affecting relative depreciation expense), and capital structure (affecting relative interest expense). We also present EBITDA because we believe it is frequently used by securities analysts, investors and other interested parties as an alternate measure of financial performance. We reconcile EBITDA to net income (loss), the most comparable financial measure under U.S. GAAP.

We believe that EBITDA permits a comparative assessment of our operating performance, relative to our performance based on our U.S. GAAP results, while isolating the effects of interest, taxes, depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance. We provide information relating to our EBITDA so that securities analysts, investors and other interested parties have the same data that we employ in assessing our overall operations. We believe that trends in our EBITDA are a valuable indicator of our operating performance and of our ability to produce operating cash flows to fund working capital needs, to service debt obligations and to fund capital expenditures.

The term EBITDA is not defined under U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Our EBITDA has limitations as an analytical tool, and when assessing our operating performance, EBITDA should not be considered in isolation, or as a substitute for net income (loss) or other consolidated statement of operations data prepared in accordance with U.S. GAAP. Some of these limitations include, but are not limited to, the following:

●
EBITDA (1) does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; (2) does not reflect changes in, or cash requirements for, our working capital needs; (3) does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; (4) does not reflect income taxes or the cash requirements for any tax payments; and (5) does not reflect all of the costs associated with operating our business;

●
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

●	other companies may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only supplementally. EBITDA is calculated as follows for the periods presented:

	Years Ended December 31,
	2008 $	2007 $	2006 $
Net Income	2,006,487	1,663,690	3,032,327
Interest expense	642,161	696,132	253,617
Income taxes	528,950	145,458	240,487
Depreciation	838,725	560,073	343,841
Amortization	111,939	50,000	-
EBITDA	4,128,262	3,115,353	3,870,272

The increase in EBITDA for the year ended December 31, 2008 as compared to the year ended December 31, 2007 was due to in part to the decreased costs of nickel in 2008, which had a a 40% decrease in the average cost of nickel during the year ended December 31, 2008 compared to the comparable period in 2007.  During the year ended December 31, 2008, we were able to implement an average 7.6% increase in the selling price of our battery units.  EBITDA for the year ended December 31, 2008 as compared to the year ended December 31, 2007 was negatively impacted by loss on exchange rate difference of $1.2 million in 2008, as compared to $855,000 in 2007.  The decrease in EBITDA for the year ended December 31, 2007 as compared to the year ended December 31, 2006, was due in part to the increased costs of nickel in 2007, which we could not immediately pass along to our customers in 2007 through higher battery prices due to fixed-priced contracts. EBITDA for the year ended December 31, 2007 as compared to the year ended December 31, 2006 was also negatively impacted by fees and costs related to the reorganization of $582,269 in 2007, as compared to $75,229 in 2006, and loss on exchange rate difference of $854,873 in 2007, as compared to $199,231 in 2006.

Years ended December 31, 2008 and 2007

Net sales for year the ended December 31, 2008 were $75.0 million compared to $73.3 million for the year ended December 31, 2007, an increase of 2.4%. The increase in net sales for the year ended December 31, 2008 over the year ended December 31, 2007 was due to a 7.6% increase in the average selling price of our battery units, including $412,311and $160,170 from the sale of battery seconds during the years ended December 31, 2008 and 2007, respectively, which was partially offset by a 4.5% decrease in the number of battery units sold.  The 7.6%increase in the average selling price of our battery units was due to our agreement with our major customers to adjust the selling prices of our batteries in accordance with the market price of nickel and the devaluation of the U.S. Dollar relative to the RMB. The decrease in the number of battery units sold in 2008 was primarily attributable to decreased orders from our major customers, Energizer Battery Manufacturing, Inc. and Uniross Batteries (HK) Ltd.

Cost of sales consists of the cost of nickel and other materials. Costs of sales were $62.2 million for the year ended December 31, 2008 as compared to $63.8 million for the comparable period in 2007. As a percentage of net sales, cost of sales decreased to 83.0% for the year ended December 31, 2008 compared to 87.1% for the comparable period in 2007. This was attributable to a 2% decrease in the average per unit cost of goods sold during the year ended December 31, 2008 as compared to the comparable period in 2007, which resulted from a 40% decrease in the average cost of nickel during the year ended December 31, 2008 compared to the comparable period in 2007.

Gross profit for the year ended December 31, 2008 was $12.8 million, or 17.0% of net sales, compared to $9.5 million, or 12.9% of net sales, respectively, for the comparable period in 2007. Management considers gross profit to be a key performance indicator in managing our business. Gross profit margins are usually a factor of cost of sales, product mix and demand for product. The increase in our gross profit margin for the year ended December 31, 2008 is primarily due to a 40% decrease in the average cost of nickel during the year ended December 31, 2008 compared to the comparable period in 2007.

To cope with pressure on our gross margins we intend to control production costs by preparing budgets for each department and comparing actual costs with our budgeted figures monthly and quarterly. Additionally, we have reorganized the Company’s production structure and have focused more attention on employee training to enhance efficiency. We also intend to expand our market share by investing in greater promotion of our products in regions such as the U.S., Russia, Europe and India, and by expanding our sales team with more experienced sales personnel. We have also begun production of a line of Li-ion batteries as to complement our current Ni-MH battery products so that we are less vulnerable to price increases in nickel. We intend to expand production of our Li-ion battery products in the future.

Selling and distribution costs were $2.4 million for the year ended December 31, 2008, compared to $2.1 million for the comparable period in 2007. The increase in selling and distribution costs was primarily due to the expansion of the company’s salesforce.  Our market share decreased attributed to the decreased demand for our products due to the global economic downturn and challenging  economic conditions. .

General and administrative costs were $6.1 million, or 8.1% of net sales, for the year ended December 31, 2008, compared to $3.5 million, or 4.7% of net sales, for the comparable period in 2007. Management considers these expenses as a percentage of net sales to be a key performance indicator in managing our business. The increase as a percentage of net sales was primarily due to an increase in personnel and labor costs, which increased $47,500 for year ended December 31, 2008 over the comparable period in 2007 due to the expansion of our technician and marketing team to expand our market share and $303,000 in stock based compensation charges in 2008. Although we anticipate our general and administrative expenses to continue to increase on an absolute dollar basis as a result of additional legal, accounting and other related costs from becoming a public reporting company, we do not believe that general and administrative expenses as a percentage net sales will trend upward as we believe that our net sales will also increase.

We experienced losses on the exchange rate difference between the U.S. Dollar and the RMB of $1.2 million and $855,000, respectively, in the years ended December 31, 2008 and 2007, an increase of 38.3%, due to the devaluation of the U.S. Dollar relative to the RMB over the respective periods. In 2008, to cope with devaluation of the U.S. Dollar relative to the RMB, we engaged in currency hedging and adjusted the selling price of batteries to vary with the U.S. Dollar exchange rate relative to the RMB.

All costs associated with the reverse merger transaction, consisting primarily of consideration paid to the previous control parties of Highpower and legal and investment banking fees and costs, were expensed as incurred as a cost of the recapitalization, and have been presented as an operating cost line item entitled “fees and costs related to reorganization” in the statement of operations. These costs were $Nil and $582,000 for the years ended December 31, 2008 and 2007, respectively.

Other income from operations, which consists of bank interest income, forward contract gains and losses and sundry income, was $463,000, for the year ended December 31, 2008, as compared to $149,000 for the year ended December 31, 2007, an increase of 211.6%. The increase was due to a gain on forward contract of $50,000 in 2008, and increases of $74,000 and $190,000 in bank interest income and sundry income, respectively.

Interest expense was $642,000 for the year ended December 31, 2008, as compared to $696,000 for the respective comparable period in 2007. The decrease was primarily due to lower borrowing levels. We decreased our borrowings by $0.58 million in the year ended December 31, 2008 as compared to the year ended December 31, 2007. Increases in borrowing rates would further increase our interest expense, which would have a negative effect on our results of operations.

During the year ended December 31, 2008, we recorded a provision for income taxes of $529,000, as compared to $145,000 for the respective comparable period in 2007. The increase in income taxes for the year ended December 31, 2008 as compared to the year ended December 30, 2007 was a result of an increase in our net taxable income.

Net income for the year ended December 31, 2008 was $2.0 million, compared to a net income of $1.7 million for the comparable period in 2007.

Years Ended December 31, 2007 and 2006

Net sales for year the ended December 31, 2007 were $73.3 million compared to $44.4 million for the year ended December 31, 2006, an increase of 65.1%. The increase in net sales for the year ended December 31, 2007 over the year ended December 31, 2006 was due to a 31% increase in the average selling price of our battery units and a 26% increase in the number of battery units sold, including $160,170 from the sale of battery seconds during the year ended December 31, 2007. The 31% increase in the average selling price of our battery units was due to our agreement with our major customers in March 2007 to adjust the selling prices of our batteries in accordance with the market price of nickel. Prior to March 2007, we fulfilled customer orders under fixed-price, long-term sales contracts under which the selling price of the batteries was determined according to nickel costs prior to the sharp increase in the cost of nickel which began at the end of 2006 and we were, therefore, unable to pass along the increased nickel costs on to our customers. However, after March 2007, we were able to adjust the sales price of our batteries based on the cost of nickel. The increase in the number of battery units sold in 2007 was primarily attributable to increased orders from our major customers, Energizer Battery Manufacturing, Inc. and Uniross Batteries (HK) Ltd.

Cost of sales consists of the cost of nickel and other materials. Costs of sales were $63.8 million for the year ended December 31, 2007 as compared to $37.0 million for the comparable period in 2006. As a percentage of net sales, cost of sales increased to 87.1% for the year ended December 31, 2007 compared to 83.3% for the comparable period in 2006. This was attributable to a 38% increase in the average per unit cost of goods sold during the year ended December 31, 2007 as compared to the comparable period in 2006, which resulted from a 61% increase in the average cost of nickel during the year ended December 31, 2007 compared to the comparable period in 2006.

Gross profit for the year ended December 31, 2007 was $9.5 million, or 12.9% of net sales, compared to $7.4 million, or 16.7% of net sales, respectively, for the comparable period in 2006. Management considers gross profit to be a key performance indicator in managing our business. Gross profit margins are usually a factor of cost of sales, product mix and demand for product. The decrease in our gross profit margin for the year ended December 31, 2007 is primarily due to increases in the price of nickel which we did not pass along to our customers for a portion of 2007 due to our sales price commitments.

To cope with pressure on our gross margins we intend to control production costs by preparing budgets for each department and comparing actual costs with our budgeted figures monthly and quarterly. Additionally, we have reorganized the Company’s production structure and have focused more attention on employee training to enhance efficiency. We also intend to expand our market share by investing in greater promotion of our products in regions such as the U.S., Russia, Europe and India, and by expanding our sales team with more experienced sales personnel. We have also begun production of a line of Li-ion batteries as samples for potential customers to complement our current Ni-MH battery products so that we are less vulnerable to price increases in nickel. We intend to expand production of our Li-ion battery products in the future.

Selling and distribution costs were $2.1 million for the year ended December 31, 2007, compared to $1.6 million for the comparable period in 2006. The increase was due to the expansion of our market share, which increased 2% in terms of the worldwide market in volume and 1.5% in terms of worldwide market value in 2007 over 2006. Our market share increased due to our increased promotion of our products and our expansion of our team of sales representatives.

General and administrative costs were $3.5 million, or 4.7% of net sales, for the year ended December 31, 2007, compared to $2.0 million, or 4.4% of net sales, for the comparable period in 2006.  Management considers these expenses as a percentage of net sales to be a key performance indicator in managing our business. The increase as a percentage of net sales was primarily due to an increase in personnel and labor costs, which increased $380,000 for year ended December 31, 2007 over the comparable period in 2006 due to the expansion of our technician and marketing team to expand our market share. Although we anticipate our general and administrative expenses to continue to increase on an absolute dollar basis as a result of additional legal, accounting and other related costs from becoming a public reporting company, we do not believe that general and administrative expenses as a percentage net sales will trend upward as we believe that our net sales will also increase.

We experienced losses on the exchange rate difference between the U.S. Dollar and the RMB of $855,000 and $199,000, respectively, in the years ended December 31, 2007 and 2006, an increase of 330%, due to the devaluation of the U.S. Dollar relative to the RMB over the respective periods. Beginning in 2008, to cope with devaluation of the U.S. Dollar relative to the RMB, we are engaging in currency hedging and adjusting the selling price of batteries to vary with the U.S. Dollar exchange rate relative to the RMB.

All costs associated with the reverse merger transaction, consisting primarily of consideration paid to the previous control parties of Highpower and legal and investment banking fees and costs, were expensed as incurred as a cost of the recapitalization, and have been presented as an operating cost line item entitled “fees and costs related to reorganization” in the statement of operations. These costs were $582,000 and $75,000 for the years ended December 31, 2007 and 2006, respectively (as restated).

Other income from operations, which consists of bank interest income sundry income, was $149,000, for the year ended December 31, 2007, as compared to $59,000 for the year ended December 31, 2006, an increase of 153.7%. The increase was increases of $64,000 and $26,000 in bank interest income and sundry income, respectively.

Interest expense was $696,000 for the year ended December 31, 2007, as compared to $254,000 for the respective comparable period in 2006. The increase was primarily due to higher borrowing levels. We increased our borrowings by $9.46 million in the year ended December 31, 2007 as compared to the year ended December 31, 2006. Increases in borrowing rates would further increase our interest expense, which would have a negative effect on our results of operations.

During the year ended December 31, 2007, we recorded a provision for income taxes of $145,000, as compared to $240,000 for the respective comparable period in 2006. The decrease in income taxes for the year ended December 31, 2007 as compared to the year ended December 30, 2006 was a result of a decrease in our net taxable income.

Net income for the year ended December 31, 2007 was $1.7 million, compared to a net income of $3.0 million for the comparable period in 2006

Liquidity and Capital Resources

To provide liquidity and flexibility in funding our operations, we borrow amounts under bank facilities and other external sources of financing. As of December 31, 2008, we had in place general banking facilities with four financial institutions aggregating $23.18 million. The maturity of these facilities is generally up to one year. The facilities are subject to annual review and approval. These banking facilities are guaranteed by us and some of our shareholders, including Dang Yu Pan, Wen Liang Li and Wen Wei Ma, and contain customary affirmative and negative covenants for secured credit facilities of this type. However, these covenants do not have any impact on our ability to undertake additional debt or equity financing. Interest rates are generally based on the banks’ reference lending rates. No significant commitment fees are required to be paid for the banking facilities. As of December 31, 2008, we had utilized approximately $14.83 million under such general credit facilities and had available unused credit facilities of $8.35 million.

On November 2, 2007, upon the closing of a private placement, we received gross proceeds of $3.12 million in a private placement transaction (the “Private Placement”). Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 1,772,745 shares of Common Stock at $1.76 per share. We filed a registration statement covering the common stock sold in the Private Placement which was declared effective by the SEC on June 19, 2008. For its services in connection with the Share Exchange and as placement agent, the placement agent received an aggregate commission equal to 10% of the gross proceeds from the Private Placement, in addition to $30,000 in connection with the execution of the Exchange Agreement and a $40,000 success fee for the Share Exchange, for an aggregate amount fee of $382,000.

For the year ended December 31, 2008, net cash provided by operating activities was approximately $6.3 million, as compared to net cash used in operating activities of $1.5 million for the comparable period in 2007. The increase in net cash provided by operating activities is primarily attributable to a decrease in accounts receivable levels. For Fiscal 2007, net cash used in operating activities was $1.5 million as compared to $2.1 million for Fiscal 2006. The decrease in net cash used by operating activities is primarily attributable to a decrease in inventory levels.

Net cash used in investing activities was $4.6 million for the year ended December 31, 2008 compared to $4.9 million for the comparable period in 2007. The decrease of cash used in investing activities was primarily attributable to the acquisition of land equity in HuiZhou for the comparable period in 2007. Net cash used in investing activities was $4.9 million for the year ended December 31, 2007 compared to $1.7 million for the comparable period in 2006. The increase of cash used in investing activities was primarily attributable to the acquisition of land equity in HuiZhou, and deposits paid for the acquisition of equipment.

Net cash provided by financing activities was $890,000 for the year ended December 31, 2008 as compared to $7.4 million for the comparable period in 2007. The decrease in net cash provided by financing activities is primarily attributable to a decrease in bank borrowings of $9.46 million in 2007.  Net cash provided by financing activities was $7.4 million for the year ended December 31, 2007 as compared to $3.8 million for the comparable period in 2006. The increase in net cash provided by financing activities was attributable to an increase in bank borrowings of $9.46 million in 2007.

For Fiscal 2008 and 2007, our inventory turnover was 4.87 and 4.25 times, respectively. The average days outstanding of our accounts receivable at December 31, 2008 were 59 days, as compared to 60 days at December 31, 2007. Inventory turnover and average days outstanding are key operating measures that management relies on to monitor our business.  In the next 12 months, we expect to expand our research, development and manufacturing of lithium-based batteries and anticipate additional capital expenditures of approximately $1.0  million.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations. We expect these contributions will contribute to administrative and other operating expenses in an amount of approximately $30,000 per month based on the size of our current workforce. We expect the amount of our contribution to the government’s social insurance funds to increase in the future as we expand our workforce and operations.

Based upon our present plans, we believe that cash on hand, cash flow from operations and funds available under our bank facilities will be sufficient to fund our capital needs for the next 12 months. However, our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

The use of working capital is primarily for the maintenance of our accounts receivable and inventory. We provide our major customers with payment terms ranging from 30 to 75 days. Additionally, our production lead time is approximately 30 to 40 days, from the inspection of incoming materials, to production, testing and packaging. We need to keep a large supply of raw materials and work in process and finished goods inventory on hand to ensure timely delivery of our products to our customers. We use two methods to support our working capital needs: (1) paying our suppliers under payment terms ranging from 30 to 60 days; and (2) using short-term bank loans. We use our accounts receivable as collateral for our loans. Upon receiving payment for our accounts receivable, we pay our short-term loans. Our working capital management practices are designed to ensure that we maintain sufficient working capital.

Guarantees of Bank Loans

Dang Yu Pan, our Chairman and Chief Executive Officer, Wen Liang Li, our Vice President, Chief Technology Officer and director, and Wen Wei Ma, our Vice President of Manufacturing, each have provided personal guarantees under our outstanding banking facilities. The following table shows the amount outstanding on each of our bank loans as of December 31, 2007 and the identity of the officer(s) who guaranteed each loan.

Name of Bank	Amount Granted	Amount Outstanding Under Loan	Guaranteed by Officers
Bank Of China	$5.27 million	$0.87 million	Dang Yu Pan, Wen Liang Li, Wen Wei Ma
Shenzhen Development Bank Co., Ltd	$4.93 million	$3.62 million	Dang Yu Pan
Shanghai Pudong Development Bank Co. Ltd.	$9.52 million	$8.19 million	Dang Yu Pan
Citibank (China) Co., Ltd.	$3.46 million	$2.15 million	Dang Yu Pan, Wen Liang Li, Wen Wei Ma

Pursuant to the Letter of Undertaking related to the loan from the Bank of China, Mr. Pan, Mr. Li and Mr. Ma agreed to enter into a guarantee contract with the bank to guarantee all the outstanding debts of our subsidiary, Shenzhen Highpower, whether such debts are payments, obligations or liabilities already existing or contingent.

Pursuant to the guarantee agreement related to the loan with Shenzhen Development Bank Co., Ltd., Mr. Pan guaranteed all of the principal, interest, compound interest and penalty interest of all debts incurred by our subsidiary, Shenzhen Highpower, as well as expenses incurred by realization of creditor’s rights, which include notification costs, fees of service, survey fees, lawyer’s fees, legal costs, travel expenses, evaluation costs, auctioneer’s fees, attachment fees and enforcement charges. The guarantee is irrevocable and remains in effect until two years after the expiration of the credit extended pursuant to the loan agreement.

Pursuant to the guarantee agreement related to the loan with Shanghai Pudong Development Bank Co., Ltd., Mr. Pan guaranteed the principal, interests, damages, compensations, service charges and other fees arising out from the loan. Pursuant to the guarantee, Mr. Pan may not take certain actions without first obtaining the bank’s written consent, including: (a) selling, gifting, leasing, lending, transferring, mortgaging, pledging or otherwise disposing of, partially or fully, his substantial assets; (b) providing a guarantee for a third party, which materially and adversely influences his financial conditions or his capacity to perform its obligations under the guarantee; (c) declaring bankruptcy; or (d) executing any contract/agreement that substantially adversely influences his capacity to perform his obligations under the guarantee. Mr. Pan must also notify the bank upon the occurrence of certain events including (a) any event causing any of his representations or warranties to become untrue; (b) his involvement in an action or arbitration; (c) a change in his address or employment; or (d) a claim by other creditors for his bankruptcy. In the event of an enumerated event of default, the bank may declare accelerate repayment of the loan and require Mr. Pan to repay the loan in accordance with the guarantee or require our subsidiary, Shenzhen Highpower to supplement the security deposit. In addition, Mr. Pan will be liable for any damages to the bank in the event of the occurrence of an event of default.

Pursuant to the Letters of Guarantee related to the loan with Citibank China Co., Ltd., each of the guarantors guaranteed to pay any or all of the outstanding debts, including principal, interest, charges, defaults interest, penalties, costs, expenditures, compensation, payments, and other expenses, due and payable by our subsidiary, Shenzhen Highpower. Each of the guarantors agreed not to claim, enforce or exercise any right of subrogation he may obtain under the guarantee. Additionally, each guarantor waived any right to act as a debtee or claim any rights to the assets of Shenzhen Highpower, or compete with the bank in the case of a bankruptcy or liquidation of Shenzhen Highpower. Each guarantor also agreed that should he fail to make a payment obligation under the guarantee when due and payable, the bank may set off such debts with any deposit or other assets held or controlled by the bank or with any amount owed by the bank to the guarantor. Pursuant to the guarantee, each of the guarantors agreed, unless otherwise agreed by the bank, so long as any debt remains unpaid to: (a) comply with all applicable laws and orders of any government authorities having jurisdiction; (b) pay all taxes and charges so as to not cause a lien, mortgage or any burden or rights on any of guarantor’s assets; (c) and sign any document reasonably requested by the bank. Also, the guarantors may not, without the bank’s prior written consent, undertake or guarantee any other obligation of any individual or entity or sell, lease or dispose of a material part of their assets. Each guarantor is jointly and severally liable for all debts with each other guarantor.

We did not and do not intend to pay any compensation to any of the guarantors for the guarantees.

Contractual Obligations

This table summarizes our known contractual obligations and commercial commitments at December 31, 2008.

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Credit Facilities	$14,829,228	$14,829,228	$-	$-	$-
Purchase Obligations (1)	$8,306,123	$8,306,123	$-	$-	$-
License Agreement	$1,540,900	$1,540,900	$-	$-	$-
Capital Commitment	$-	$-	$-	$-	$-
Total	$24,676,251	$24,676,251	$-	$-	$-
(1)	Primarily represents obligations to purchase specified quantities of raw materials.

Inflation and Seasonality

Inflation and seasonality have not had a significant impact on our operations during the last two fiscal years.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet debt, nor do we have any transactions, arrangements or relationships with any special purpose entities.

New Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment to ARB No. 51”. SFAS No. 141(R) and SFAS No. 160 require most identifiable assets, liabilities, noncontrolling interests and goodwill acquired in a business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interest) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. SFAS No. 141(R) will be applied to business combinations occurring after the effective date. SFAS No. 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date. SFAS No. 160 will be effective for us on January 1, 2009. We do not expect the initial adoption of SFAS No. 160 will have a material effect on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”, which requires enhanced disclosures about an entity’s derivatives and hedging activities. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Since SFAS No. 161 only provides for additional disclosure requirements, management assessed that there will be no impact on our results of operations and financial position.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in accordance with generally accepted accounting principles (“GAAP”). With the issuance of this statement, the FASB concluded that the GAAP hierarchy should be directed toward the entity and not its auditor, and reside in the accounting literature established by the FASB as opposed to the American Institute of Certified Public Accountants “AICPA”) Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” We do not expect the adoption of SFAS No. 162 will have a material impact on our results of operations and financial position.

Quantitative and Qualitative Disclosure Regarding Market Risk

Credit Risk

We are exposed to credit risk from our cash at bank, fixed deposits and contract receivables. The credit risk on cash at bank and fixed deposits is limited because the counterparts are recognized financial institutions. Contract receivables are subject to credit evaluations. We periodically record a provision for doubtful collections based on an evaluation of the collectibility of contract receivables by assessing, among other factors, the customer’s willingness or ability to pay, repayment history, general economic conditions and our ongoing relationship with the customers.

Foreign Currency and Exchange Risk

The Company maintains its financial statements in the functional currency of Renminbi (“RMB”). Substantially all of our operations are conducted in the PRC and we pay the majority of our expenses in RMB. Approximately 75% of our sales are made in U.S. Dollars. During the year ended December 31, 2007, the exchange rate of the RMB to the U.S. Dollar increased approximately 6.9% from the level at the end of December 31, 2006. This fluctuation resulted in a slight increase in our material costs during the year ended December 31, 2007. A future appreciation of the RMB against the U.S. Dollar would increase our costs when translated into U.S. Dollars and could adversely affect our margins unless we make sufficient offsetting sales. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not continue to appreciate significantly against the U.S. Dollar. Exchange rate fluctuations may also affect the value, in U.S. Dollar terms, of our net assets. In addition, the RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. Due to the volatility of the US Dollar to our functional currency the Company put into place in 2008 a hedging program to attempt to protect it from significant changes to the US Dollar which affect the value of its US dollar receivables and sales. At December 31, 2008, the Company had a series of currency forwards totaling a notional amount US$11,000,000 expiring from January 2009 to July 2009. The terms of these derivative contracts are generally for 12 months or less. Changes in the fair value of these derivative contracts are recorded in earnings to offset the impact of foreign currency transaction gains and losses. The net gains of $116,157 attributable to these activities are included in “other income” for the year ended December 31, 2008.

Country Risk

The substantial portion of our business, assets and operations are located and conducted in Hong Kong and China. While these economies have experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of Hong Kong and China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Change In Accountants

On November 2, 2007, we dismissed AJ. Robbins, PC (“AJ. Robbins”) as our independent registered public accounting firm following the change in control of our company on the closing of the Share Exchange. We engaged AJ. Robbins to audit our financial statements for the year ended December 31, 2006. The decision to change accountants was approved and ratified by our Board of Directors. The report of AJ. Robbins on the financial statements of our company for the year ended December 31, 2006 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to our ability to continue as a going concern. Additionally, during the Company’s two most recent fiscal years and any subsequent interim period, there were no disagreements with AJ Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

While AJ. Robbins was engaged by us, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to our company, which disagreements if not resolved to the satisfaction of AJ. Robbins would have caused it to make reference to the subject matter of the disagreements in connection with its report on our financial statements for the year ended December 31, 2006.

We engaged Dominic K.F. Chan & Co. as our independent registered public accounting firm as of November 2, 2007. Dominic K.F. Chan & Co. has served as HKHT’s independent registered certified public accountants since October 2006.

DESCRIPTION OF BUSINESS

With respect to this discussion, the terms, “we,” “us,” or “our” refer to Hong Kong Highpower Technology, Inc., and our 100%-owned subsidiary Hong Kong Highpower Technology Company Limited (“HKHT”) and its wholly-owned subsidiaries Shenzhen Highpower Technology Co., Ltd. (“Shenzhen Highpower”), HZ Highpower Technology Co., Ltd. (“HZ Highpower”) and Springpower Technology (Shenzhen) Company Limited (formerly named Sure Power Technology (Shenzhen) Co., Ltd.) (“Springpower”).

Corporate Information

We were incorporated in the state of Delaware on January 3, 2006. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On November 2, 2007, we closed a share exchange transaction, pursuant to which we (i) became the 100% parent of HKHT and its wholly-owned subsidiary, Shenzhen Highpower, (ii) assumed the operations of HKHT and its subsidiary and (iii) changed our name from SRKP 11, Inc. to Hong Kong Highpower Technology, Inc. HKHT was incorporated in Hong Kong in 2003, under the Companies Ordinance of Hong Kong. Shenzhen Highpower was founded in 2001.  HKHT formed HZ Highpower and Springpower in 2008.  HZ Highpower has not yet commenced business operations.

In addition, on November 2, 2007, concurrently with the close of the share exchange transaction, we conducted a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 2,836,364 shares of Common stock at $1.10 per share. As a result, we received gross proceeds in the amount of $3.12 million.

Through Shenzhen Highpower, we manufacture Nickel Metal Hydride (“Ni-MH”) rechargeable batteries for both consumer and industrial applications. We have developed significant expertise in Ni-MH battery technology and large-scale manufacturing that enables us to improve the quality of our battery products, reduce costs, and keep pace with evolving industry standards. In 2008, we commenced manufacturing Lithium-ion (“Li-ion”) rechargeable batteries through Springpower.  Our automated machinery allows us to process key aspects of the manufacturing process to ensure high uniformity and precision, while leaving the non-key aspects of the manufacturing process to manual labor.

Industry

General

Rapid advancements in electronic technology have expanded the number of battery-powered devices in recent years. As these devices have come to feature more sophisticated functions, more compact sizes and lighter weights, the sources of power that operate these products have been required to deliver increasingly higher levels of energy. This has stimulated consumer demand for higher-energy batteries capable of delivering longer service between recharges or battery replacement. In contrast to non-rechargeable batteries, after a rechargeable battery is discharged, it can be recharged and reused many times. Rechargeable batteries generally can be used in many non- rechargeable battery applications, as well as high energy drain applications such as electric toys, power tools, portable computers and other electronics, medical devices, and many other consumer products.

High energy density and long achievable cycle life are important characteristics of rechargeable battery technologies. Energy density refers to the total electrical energy per unit volume stored in a battery. High energy density batteries generally are longer lasting power sources providing longer operating time and necessitating fewer battery recharges. Greater energy density will permit the use of batteries of a given weight or volume for a longer time period. Long cycle life is a preferred feature of a rechargeable battery because it allows the user to charge and recharge many times before noticing a difference in performance. Long achievable cycle life, particularly in combination with high energy density, is desirable for applications requiring frequent battery recharges.

The initial technology for rechargeable batteries was nickel cadmium (“Ni-Cad”). Ni-Cad batteries are offered in a variety of sizes and shapes but suffer from low energy density and low cycle life. In addition, disposal of Ni-Cad batteries poses environmental issues due to the high toxicity level of cadmium. To meet the demand for higher performing rechargeable batteries, nickel-metal hydride (“Ni-MH”) batteries were developed. Electrically, Ni-MH batteries are similar to the Ni-Cad counterparts but utilize a hydrogen-absorbing alloy instead of cadmium. High capacity Ni-MH batteries can replace Ni-Cad batteries in many devices because they operate on the same voltage and possess similar power and fast charge capabilities, while offering the advantage of greater energy density. In devices such as power tools, electric toys, personal portable electronic devices and electric vehicles, Ni-MH batteries optimize equipment performance. Ni-MH batteries have several advantages including:

●	High capacity - Because of the use of hydrogen as a cathode material, Ni-MH batteries have up to a 40 percent longer service life than ordinary Ni-Cad batteries of equivalent size.

●	Long cycle life - Up to 1,000 charge/discharge cycles.

●
No memory effect - Ni-Cad batteries suffer from a memory effect - when charging, the user must ensure that they are totally flat first, otherwise they 'remember' how much charge they used to have and die much quicker. Ni-MH batteries have a negligible memory effect, making charging quicker and more convenient.

●	Performs at extreme temperatures - Capable of operation on discharge from -20°C to 50°C (-4°F to 122°F) and charge from 0°C to 45°C (32°F to 113ºF).

●	Environmentally friendly - Zero percent cadmium or other toxic chemicals such as mercury.

●	Cost efficiency - Rechargeable Ni-MH batteries are substantially less expensive than rechargeable lithium-ion batteries.

The first rechargeable Li-ion batteries were commercialized in 1991. Rechargeable Li-ion batteries are produced as cylindrical lithium-ion or prismatic lithium-polymer batteries. The energy density of Li-ion is typically twice that of the standard nickel-cadmium. Li-ion batteries are low maintenance, with no memory effect and no scheduled cycling required to prolong battery life. In addition, the self-discharge is less than half compared to nickel-cadmium, making lithium-ion well suited for modern applications, such as power tools, electric bicycles, laptops, LED lights, portable medical devices, digital cameras, and MP3 players.

Despite its overall advantages, Li-ion technology has limitations that include fragility, aging, capacity deterioration and higher manufacturing cost. Manufacturers are constantly working to improve Li-ion technology with new and enhanced chemical combinations. Li-ion batteries have several advantages including:

●	High capacity— up to 100% higher energy density compared to standard nickel-cadmium batteries.

●	Low self-discharge— self-discharge can be less than half that of nickel-based batteries.

●	Low maintenance — no periodic discharge is needed and there is no memory effect. Specialty cells can provide very high current to applications such as power tools.

●	Flexible form factor— prismatic lithium polymer batteries can be produced in a wide variety of form factors for different products and applications.

Li-ion batteries also have several limitations:

●	Requires protection circuit to maintain voltage and current within safe limits.

●	Subject to aging when not in use — storage in a cool place at 40% charge reduces the aging effect.

●	Transportation restrictions — shipment of larger quantities may be subject to regulatory control.

●	Manufacturing cost is approximately 40% greater than nickel-cadmium.

China

China’s market share of battery production is expected to increase. China has a number of benefits in battery manufacturing, which are expected to drive this growth:

●	Low Costs. China continues to have a significant low cost of labor as well as easy access to raw materials and land.

●	Proximity to electronics supply chain. Electronics manufacturing in general continues to shift to China, giving China-based manufacturers a further cost and cycle time advantage.

●	Proximity to end-markets. China has focused in recent years on building its research, development and engineering skill base in all aspects of higher end manufacturing, including batteries.

Competitive Strengths

We believe the following competitive strengths contribute to our success and differentiate us from our competitors:

Experienced management team

Our senior management team has extensive business and industry experience. Our principal stockholder and Chairman, Mr. Dang Yu Pan, has over 10 years of experience in China’s battery industry. Additionally, other members of our senior management team have significant experience with respect to other key aspects of our operations, including product design, manufacturing, and sales and marketing.

Market position

Since our inception, we have primarily focused on the research, development and manufacture of Ni-MH battery cells. We have developed significant expertise in Ni-MH battery technology and large-scale manufacturing that enables us to improve the quality of our products, reduce costs, and keep pace with evolving industry standards. Our Ni-MH rechargeable batteries have been developed to respond to a number of specific market requirements such as recyclability, high power, high energy density, long life, low cost and other important characteristics for consumer and OEM applications. They are suitable for almost all applications where high currents and deep discharges are required.  Our wholly-owned subsidiary, Springpower Technology (Shenzhen) Co, Ltd., is a company that specializes in the research, manufacturing and marketing Lithium-ion rechargeable batteries.  Our Li-ion manufacturing operations started in 2008, and although we are making progress in our Lithium-ion operations, these operations remain a small part of our overall company.

Well-established distribution channels

We sell our products to original equipment manufacturers and a well-established network of distributors and resellers, allowing us to penetrate customer markets worldwide. Our relationship with many of our distributors extends from our inception in 2001. We also continue to screen and identify our strongest customers in each distribution channel and to focus our sales efforts towards the largest and fastest growing distributors and resellers.

Proven product manufacturing capabilities

We selectively use automation in our manufacturing process to ensure a high uniformity and precision in our products while maintaining our cost-competitiveness. We use automated machinery in key stages of the manufacturing process while using manual labor for other stages to take advantage of the availability of low-cost, skilled labor in China. We have received several accreditations, including The International Organization for Standardization (ISO) 9001: 2000, ISO 14001, Conformity Europende (CE) and Underwriters Laboratories Inc. (UL), attesting to our quality management requirements, manufacturing safety, controls, procedures and environmental performance.

Customer service expertise

We work closely with our major customers in order to ensure high levels of customer satisfaction. To provide superior service and foster customer trust and loyalty, we offer flexible delivery methods and product feedback opportunities to our customers. Our sales representatives and marketing personnel undergo extensive training, providing them with the skills necessary to answer product and service-related questions, proactively educate potential customers about our products, and promptly resolve customer inquiries.

Our Strategy

Our goal is to become a global leader in the development and manufacture of rechargeable battery products. We intend to achieve this goal by implementing the following strategies:

Continue to pursue cost-effective opportunities

Our operating model, coupled with our modern manufacturing processes, has resulted in economies of scale, a low cost structure, and an ability to respond rapidly to customer demands. We intend to achieve greater cost-effectiveness by expanding our production capacity, increasing our productivity and efficiency in the manufacturing process and seeking to reducing the per unit cost of production through the use of advanced technologies.

Aggressively pursue distribution channels

We intend to broaden the scope of our distribution arrangements to increase sales penetration in targeted markets. We intend to select additional distributors based on their access to markets and retail outlets that are candidates for our products. In addition, we intend to expand our international sales presence and diversify our revenue sources by taking efforts to increase the percentage of our net revenues attributable to sales to emerging new markets.

Expand existing and new product offerings

Since the commencement of our battery operations in 2001, we have expanded our product offerings to  multiple product lines, which include in each product line batteries of varying sizes, capacities and voltages. We intend to expand our existing lines of Ni-MH batteries for use in other applications, such as hybrid-electric cars, and devote additional resources to the development of our new line of rechargeable Li-ion batteries for higher-end, high-performance applications, such as laptop batteries.

Enhance marketing efforts to increase brand awareness

We continue to devote our efforts towards brand development and utilize marketing concepts in an attempt to enhance the marketability of our products.

Products

Our Ni-MH rechargeable batteries are versatile solutions for many diverse applications due to their long life, environmentally friendly materials, high power and energy, low cost and safe applications. Developed to meet the requirement for increasingly higher levels of energy demanded by today’s electronic products, our Ni-MH rechargeable batteries can offer up to increased capacity and higher energy density over similarly sized standard Ni-Cad rechargeable batteries. As a result, users can expect a longer time between charges and longer running time. Our Ni-MH rechargeable batteries are available in both cylindrical and prismatic shapes.

In 2008, we completed the construction and build-out of two production lines for the development and manufacturing of a range of Li-ion rechargeable batteries and products. We produce two major series of Li-ion batteries & Li-polymer batteries with hundreds of different models for each series.  Currently, we produce approximately 400,000 Li-ion battery units per month.

We produce an extensive line of batteries, falling into two main categories:

●
Consumer Batteries – Relative to ordinary Ni-Cad rechargeable batteries, as well as their non-rechargeable counterparts, our Ni-MH and Li-ion batteries offer higher power capacity allowing for longer working time and shortened charging time during equivalent working periods. We produce A, AA and AAA sized batteries in blister packing as well as chargers and battery packs.

●
Industrial Batteries – These batteries are designed for electric bikes, power tools and electric toys. They are specifically designed for high-drain discharge applications, possessing low internal resistance, more power, and longer discharging time.

We also recycle batteries and resell the recycled materials to some of our customers. We are currently testing this market and anticipate expanding our battery recycling operations in the future.

Net sales for each of our product segments as a percentage of net sales is set forth below:

	Year Ended December 31,
	2008	2007	2006
Consumer Batteries	80%	80%	77%
Industrial Batteries	19%	19%	21%
Materials	1%	1%	2%
	100%	100%	100%

Supply of Raw Materials

The cost of the raw materials used in our rechargeable batteries is a key factor in the pricing of our products. We purchase materials in volume which allows us the ability to negotiate better pricing with our suppliers. Our purchasing department locates eligible suppliers of raw materials striving to use only those suppliers who have previously demonstrated quality control and reliability.

Currently, we purchase our raw materials, consisting primarily of metal materials including nickel oxide, nickel foam, metal hydride alloy and other battery components, such as membranes, from suppliers located in China and Japan.  For our Li-ion batteries, we purchase raw materials consisting primarily of LiCo02, graphite, electrolyte and tab.  We believe that the raw materials and components used in manufacturing our rechargeable batteries are available from enough sources to be able to satisfy our manufacturing needs; however, some of our materials, such as nickel, are available from a limited number of suppliers. Our top three suppliers of nickel account for 56% of our nickel supply.  Our top three suppliers of lithium account for approximately 45% of our lithium supply.  Presently, our relationships with our current suppliers are generally good and we expect that our suppliers will be able to meet the anticipated demand for our products in the future.

At times, the pricing and availability of raw materials can be volatile, attributable to numerous factors beyond the Company’s control, including general economic conditions, currency exchange rates, industry cycles, production levels or a supplier’s tight supply. To the extent that we experience cost increases we may seek to pass such cost increases on to our customers, but cannot provide any assurance that we will be able to do so successfully or that our business, results of operations and financial condition would not be adversely affected by increased volatility of the cost and availability of raw materials.

Quality Control

We consider quality control an important element of our business practices. We have stringent quality control systems that are implemented by more than 100 company-trained staff members to ensure quality control over each phase of the production process, from the purchase of raw materials through each step in the manufacturing process. Supported by advanced equipment, we utilize a scientific management system and precision inspection measurement, capable of supplying stable, high-quality rechargeable batteries. Our quality control department executes the following functions:

●	setting internal controls and regulations for semi-finished and finished products;

●	testing samples of raw materials from suppliers;

●	implementing sampling systems and sample files;

●	maintaining quality of equipment and instruments; and

●	articulating the responsibilities of quality control staff.

We monitor quality and reliability in accordance with the requirements of QSR, or Quality System Review, and ISO 9001 systems. We have received European Union’s CE attestation, UL authentication, ISO 9001:2000 and ISO 14001 certification. We have passed stringent quality reviews and thus obtained OEM qualifications from various domestic cellular phone brand names. With our strong technological capabilities and use of automated equipment for core aspects of the manufacturing process, we believe our product quality meets or even exceeds in certain key aspects international industry standards.

Manufacturing

The manufacture of rechargeable batteries requires coordinated use of machinery and raw materials at various stages of manufacturing. We have a large-scale production base that includes a 484,000 square feet factory, a dedicated design, sales and marketing team, and approximately 1,800 company-trained employees. We use automated machinery to process key aspects of the manufacturing process to ensure high uniformity and precision, while leaving the non-key aspects of the manufacturing process to manual labor. We intend to further improve our automated production lines and strive to continue investing in our manufacturing infrastructure to further increase our manufacturing capacity, helping us to control the per unit cost of our products.

The primary raw materials used in production of rechargeable batteries include electrode materials, electrolytes, foils, cases and caps and separators. The electrodes are manufactured using active materials, conductive agents and binder which are mixed with liquid. These mixtures are then uniformly coated onto the thin metal foil, then after drying, the electrodes are cut down to the designated sizes. The positive electrode and negative electrode are then wound together with a separator and inserted into a can, and electrolyte is filled. The sealing completes the battery cell assembly. Some of these cells are then integrated into packages which are customized into a wide variety of configurations to interface with different electronic devices.

In October 2008, we commenced construction of our new manufacturing facility in Huizhou, Guangdong Province.  The new facility will eventually house all Ni-MH and Li-ion production for the Company.  The new facility’s production capacity will be approximately three times that of our current production facility in Shenzhen.

Major Customers

During the years ended December 31, 2008 and 2007, approximately 57% and 56% of our net sales were generated from our five largest customers, respectively. The percentages of net sales disclosed for each of our major customers includes sales to groups of customers under common control or that could be deemed affiliates of such major customers. During the year ended December 31, 2008, one customer, Energizer Battery Manufacturing, Inc., who accounted for 23% of our net sales.  During the year ended December 31, 2007, we had two major customers, Energizer Battery Manufacturing, Inc. and Uniross Batteries (HK) Ltd., who accounted  for 24% and 17% of sales, respectively.

Sales and Marketing

We have a broad sales network of approximately 50 salespersons in China and have one branch office in Hong Kong. Our sales staff in each of our offices targets key customers by arranging in-person sales presentations and providing post-sales services. Our sales staff works closely with our customers so that we can better address their needs and improve the quality and features of our products. We offer different price incentives to encourage large-volume and long-term customers.

Sales to our customers are based primarily on purchase orders we receive from time to time rather than firm, long-term purchase commitments from our customers. Uncertain economic conditions and our general lack of long-term purchase commitments with our customers make it difficult for us to predict revenue accurately over the longer term. Even in those cases where customers are contractually obligated to purchase products from us, we may elect not to enforce our contractual rights immediately because of the long-term nature of our customer relationships and for other business reasons, and instead may negotiate accommodations with customers regarding particular situations.

We target sales of our rechargeable batteries and charging systems through original equipment manufacturers (“OEMs”), as well as distributors and resellers focused on our target markets. We have contractual arrangements with distributors who market our products on a commission basis in particular areas. Although OEM agreements typically contain volume-based pricing based on expected volumes, typically prices are rarely adjusted retroactively if contract volumes are not achieved. We attempt to adjust future prices accordingly, but our ability to adjust prices is generally based on market conditions which we cannot control.

Net sales based on the location of our customers as a percentage of net sales is set forth below:

	Year Ended December 31,
	2008	2007	2006
China and Hong Kong	41.2%	39.5%	65.4%
Europe	37.3	34.6	16.4
North America	14.5	17.5	10.2
Asia	6.4	8.1	7.4
South America and Others	0.6	0.3	0.6
Total	100.0%	100.0%	100.0%
* Less than 1%.

While the largest portion of our sales are made to customers in China and Hong Kong, our products are distributed worldwide, with approximately 41.2% of our products distributed to Hong Kong and China, 14.5% to the United States, 37.3% to Europe and 7.0% to other markets.

We engage in marketing activities such as attending industry-specific conferences and exhibitions to promote our products and brand name. We also advertise in industry journals and magazines and through the Internet to market our products. We believe these activities help in promote our products and brand name among key industry participants.

Research and Development

To enhance our product quality, reduce cost, and keep pace with technological advances and evolving market trends, we have established an advanced research and development center. Our research and development center is not only focused on enhancing our Ni-MH-based technology by developing new products and improving the performance of our current products, but also seeks to develop alternative technologies such as the line of rechargeable Li-ion batteries we are currently developing for higher-end, high performance applications. Our research and development center is currently staffed with over 75 research and development technicians who overlook our techniques department, product development department, material analysis lab, and performance testing lab. These departments work together to research new material and techniques, test battery performance, inspect products and to test performance of machines used in the manufacturing process.

For years ended December 31, 2008 and 2007 we expended $340,929 and $248,782, respectively, in research and development.

Competition

We face competition from many other battery manufacturers, many of which have significantly greater name recognition and financial, technical, manufacturing, personnel and other resources than we have. We compete against other Ni-MH and Li-ion battery producers, as well as manufacturers of other rechargeable and non-rechargeable batteries. The main types of rechargeable batteries currently on the market include: lead-acid; nickel-cadmium; nickel metal hydride; liquid lithium-ion and lithium-ion polymer. Competition is typically based on design, quality, reliability, and performance. The technology behind Ni-MH rechargeable batteries has consistently improved over time and we continue to enhance our products to meet the competitive threats from its competitors. Our primary competitors in the Ni-MH battery market or other similar competing rechargeable battery products include SANYO Electric Co., Ltd. Global, Matsushita Industrial Co., Ltd. (Panasonic), BYD Company Ltd., GPI International, Ltd., and GS Yuasa Corporation.

Intellectual Property

We rely on a combination of patent and trade secret protection and other unpatented proprietary information to protect our intellectual property rights and to maintain and enhance our competitiveness in the battery industry. We currently hold five patents in China and have three patent applications pending in China. We also have two registered trademarks in China, which include “HFR” and its Chinese equivalent.

Shenzhen Highpower is party to a license agreement with Ovonic Battery Company, Inc. (“Ovonic”) under which Ovonic granted Shenzhen Highpower (1) a royalty-bearing, non-exclusive license to use certain patents owned by Ovonic to manufacture Ni-MH batteries for portable consumer applications (“Consumer Batteries”) in the PRC and (2) a royalty-bearing, non-exclusive worldwide license to use certain patents owned by Ovonic to use, sell and distribute Consumer Batteries. The renewal agreement will remain in effect until the licensed patents under the agreement expire. Pursuant to the renewed agreement, Shenzhen Highpower will pay a license fee of up to $1.0 million based on gross sales of Consumer Batteries.

We also rely on unpatented technologies to protect the proprietary nature of our product and manufacturing processes. We require that our management team and key employees enter into confidentiality agreements that require the employees to assign the rights to any inventions developed by them during the course of their employment with us. The confidentiality agreements include noncompetition and nonsolicitation provisions that remain effective during the course of employment and for periods following termination of employment, which vary depending on position and location of the employee.

PRC Government Regulations

Environmental Regulations

The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

We constructed our manufacturing facilities with the PRC’s environmental laws and requirements in mind. We currently outsource the disposal of solid waste to a third party-contractor. In late 2007, we renewed our environmental permit, which expired in September 2007, from the Shenzhen Environment Protection Bureau Longgang Bureau covering our manufacturing operations and providing for an annual output limit of Ni-MH rechargeable batteries. Our new permit, which expires on December 31, 2010, does not include one of our current premises at our manufacturing facility. Although we substantially exceeded the approved annual output limit of Ni-MH rechargeable batteries set forth in our old permit, we do not expect to exceed the approved annual output limit set forth in our new permit. If we fail to comply with the provisions of the renewed permit, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our manufacturing operations. We have not been named as a defendant in any legal proceedings alleging violation of environmental laws. Other than the expiration of our environmental approval, we have no reasonable basis to believe that there is any threatened claim, action or legal proceedings against us that would have a material adverse effect on our business, financial condition or results of operations due to any non-compliance with environmental laws.

Patent Protection in China

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets. The PRC is also a signatory to most of the world’s major intellectual property conventions, including:

●	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

●	Paris Convention for the Protection of Industrial Property (March 19, 1985);

●	Patent Cooperation Treaty (January 1, 1994); and

●	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents, i.e., patents for inventions, utility models and designs respectively. The Chinese patent system adopts the principle of first to file. This means that, where more than one person files a patent application for the same invention, a patent can only be granted to the person who first filed the application. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it should not be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One rather broad exception to this, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license. A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. SIPO, however, has not granted any compulsory license up to now. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people’s court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. A patent holder who believes his patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. Preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings. Evidence preservation and property preservation measures are also available both before and during the litigation. Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one to more times of the license fee under a contractual license. The infringing party may be also fined by Administration of Patent Management in an amount of up to three times the unlawful income earned by such infringing party. If there is no unlawful income so earned, the infringing party may be fined in an amount of up to RMB500,000, or approximately $62,500.

Tax

Pursuant to the Provisional Regulation of China on Value Added Tax and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion of or all the refund of VAT that it has already paid or borne. Our imported raw materials that are used for manufacturing export products and are deposited in bonded warehouses are exempt from import VAT.

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Employees

At December 31, 2008, we had approximately 1,800 employees, all of which are employed full-time. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.

Properties

Our registered office in Hong Kong is located at Flat 4, 13/F, Block 4, Taiping Industrial Centre, 51A Ting Kok Road, Tai Po, N.T. Hong Kong.

All of our manufacturing operations are currently located in mainland China at Luoshan Industrial Zone, Pinghu, Longgang, Shenzhen, Guangdong, China, 518111. Our facilities cover approximately 484,000 square meters of total space, consisting of manufacturing plants, dormitories and research and development facilities. We lease our manufacturing facilities from various landlords under a total of six leases with varying terms ranging, which are renewed upon expiration. All leases have been fully prepaid until the expiration date. The table below lists the locations, approximate square footage, principal use and lease expiration dates of the facilities used in our manufacturing operations as of December 31, 2008.

Location	Area (square feet)	Principal Use	Lease Expiration Date
Workshop A1 & dormitory, Luo Shan Industrial Park, Shan Xia Community, Ping Hu Street, Long Gang District, Shenzhen	58,986	Industry & Residence	September 30, 2009
Workshop A2 & dormitory, Luo Shan Industrial Park, Shan Xia Community, Ping Hu Street, Long Gang District, Shenzhen	81,117	Industry & Residence	September 30, 2009
4th Floor, Building A, (4th Floor, Building 1 & 2nd Floor, Building B2 ) Workshop, B2 Area, Luo Shan Industrial Park, Shan Xia Community, Ping Hu Street, Long Gang District, Shenzhen	94,722	Industry & Residence	June 14, 2010
Storage, Building 2, (6th Floor, Building 1)Area B2, Luo Shan Industrial Park, Shan Xia Community, Ping Hu Street, Long Gang District, Shenzhen	50,698	Industry & Residence	December 31, 2010
1st-4th Floor, Building 12, (1st-7th Floor, Building 9), Da Wang Industrial Park, Xin Xia Road, Ping Hu Street, Long Gang District, Shenzhen	55,897	Industry & Residence	September 30, 2010
Workshop & dormitory , chong Tou Hu village,Renming Road,Guang Lan Street, Bao An District, Shenzhen	146,336	Industry & Residence	September 15, 2010

In China, only the PRC government and peasant collectives may own land. In February 2007, we acquired approximately 1.36 million square feet of land equity in Industry Development Zone, New Lake, MaAn Town, HuiCheng District, HuiZhou, GuangDong, China for a total of RMB26 million under land use right grant from the HuiZhou State-Owned Land Resource Bureau that gives us the right to use the land for 50 years and an agreement with the government of MaAn Town. In the event we wish to continue to use the land after the 50-year period, we must apply for an extension at least one year prior to the land grant’s expiration. We began construction of our new manufacturing facility on this site in October, 2008 and anticipate that the new facility will be completed in the fourth quarter of 2011, at which time we will move our entire manufacturing operations to the new location. In accordance with the terms of the land use right, we began development of the land within one year of receiving the certificate, which we received in June 2007.

Our rights with respect to the land use right grant permit us to develop the land and construct buildings for industrial applications. We have the right to transfer or rent the land and use it as collateral for our loans.

Legal Proceedings

On August 20, 2007, a lawsuit was filed against Shenzhen China and various other defendants by Energizer, S.A. in the United States District Court for the Southern District of New York. The lawsuit arises out of a fire that occurred on a cargo vessel carrying batteries sold to Energizer by Shenzhen China that resulted in damages to various third parties. Energizer alleges that it is entitled to indemnification from Shenzhen Highpower for any damages or losses that it becomes liable to pay to third parties as a result of the fire. Energizer seeks indemnity and/or contribution from Shenzhen Highpower for such sums, together with expenses, including attorneys’ fees and costs. Our insurance company has provided us with counsel in this case. We believe that we have meritorious defenses against the claims asserted by Energizer, and intend to vigorously defend the lawsuit. Energizer continues to be one of our largest customers.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following individuals constitute our board of directors and executive management:

Name	Age	Position
Dang Yu Pan	41	Chairman of the Board and Chief Executive Officer
Wen Liang Li	43	Vice President, Chief Technology Officer and Director
Wen Wei Ma	39	Vice President of Manufacturing
Henry Ngan	36	Chief Financial Officer
Wen Jia Xiao	32	Vice President of Quality Control
Xinhai Li	46	Director
Chao Li	64	Director
Ping Li	44	Director

Dang Yu Pan has been the Chairman of the Board and Chief Executive officer of the Company and HKHT since November 2007 and July 2003, respectively. Mr. Pan is the founder of Shenzhen Highpower and has served as the Chairman of the Board and Chief Executive Officer of Shenzhen Highpower since October 2002. From May 2001 to October 2002, Mr. Pan was the General Manager and Chairman of the Board of Guangzhou HaoPeng Technology Co., Ltd. From January 1997 to July 2000, Mr. Pan was the Vice General Manager of Nanhai Shida Battery Co., Ltd. From January 1995 to December 1996, Mr. Pan served as a director of the HuangPu Aluminum Factory. Additionally, from August 1990 to December 1994, Mr. Pan worked in the sales department of the Guangzhou Aluminum Products Factory. Mr. Pan received a bachelor’s degree in metallurgical engineering from Central South University in China in 1990.

Wen Liang Li has been a director of the Company since November 2007 and a director of HKHT since July 2003. Since January 2003, Mr. Li. has served as a director and as Vice General Manager and Chief Technology Officer of Shenzhen Highpower. From January 1996 to December 2002, Mr. Li served as Vice General Manager of Zhuhai Taiyi Battery Co., Ltd., a battery manufacturer. Mr. Li received a master’s degree in Electrochemistry from the Harbin Institute of Technology in China in 1991.

Wen Wei Ma has served as the Company’s Vice President of Manufacturing since November 2007 and as a director of HKHT since July 2003. Mr. Ma has served as a director and as a Vice General Manager of Manufacturing of Shenzhen Highpower since October 2002. Mr. Ma received a diploma in chymic analysis from the Guangzhou Trade School of Light Industry in China in 1989.

Henry Ngan has served as the Chief Financial Officer of the Company since February 2009. Prior to joining the Company, Mr. Ngan had served as Vice President and Senior Equity Analyst at Brean Murray Carret & Co. in New York City since July 2008.  Prior to that, Mr. Ngan served as an Equity Research Analyst at Buckingham Research Group in New York from June 2004 to January 2008 and at Robotti & Company from October 2002 until June 2004.  Mr. Ngan received a bachelor’s degree in Accounting from the University at Albany, State University of New York in 1995 and an MBA in Finance and Information & Communication Systems from Fordham University in 2004.  Mr. Ngan is a Certified Public Accountant in the State of New York.

Jia Wei Xiao has served as Vice President of Quality Control of the Company since November 2007 and as Vice General Manager of Quality Control of Shenzhen Highpower since October 2005. From October 2002 to September 2005, Mr. Xhio served as the Minister of the Quality Control Department of Shenzhen Highpower. Mr. Xiao received a bachelor’s degree in Check Technology and Instrument in 2000 from the China Institute of Metrology.

Xinhai Li has served as a director of the Company since January 2008. Sine August 1990, Mr. Li has served as a director and professor at the China Central South University Metallurgical Science and Engineering School in China. Mr. Li received a PhD in Physical Chemistry of Metallurgy from China Central South University in August 1990.

Chao Li has served as a director of the Company since January 2008. Since August 2000, Mr. Li has served as Chairman of the Guangdong Association of Productivity. From July 1991 to November 2004, Mr. Li served as the Vice-Chairman of the Development Research Center for the PRC Government of Guangdong Province. Mr. Li received a bachelor’s degree in metallurgy from Central South University in China in August 1969.

Ping Li has served as a director of the Company since January 2008. Since July 2003, Mr. Li has served as the Managing Director of Investment at ChinaVest, a venture capital firm. From February 2002 to July 2003, Mr. Li served as Chief Financial Officer of Great Wall Technology Co., Ltd., an investment technology company. Mr. Li received a master’s degree in biology from Columbia University in 1989 and an MBA in finance in 1994 from the Wharton School of the University of Pennsylvania.

Family Relationships

There are no family relationships among any of the officers and directors.

Director Independence

Subject to certain exceptions, under the listing standards of the NYSE Amex, a listed company’s board of directors must consist of a majority of independent directors. Currently, our board of directors has determined that each of the non-management directors, Xinhai Li, Chao Li and Ping Li, is an “independent” director as defined by the listing standards of the NYSE Amex currently in effect and approved by the U.S. Securities and Exchange Commission (“SEC”) and all applicable rules and regulations of the SEC.  All members of the Audit, Compensation and Nominating Committees satisfy the “independence” standards applicable to members of each such committee. The board of directors made this affirmative determination regarding these directors’ independence based on discussion with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with the Company. The board of directors considered relationships and transactions between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The purpose of the board of director’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE Amex rules.

Board Committees

Audit Committee

We established our Audit Committee in January 2008. The Audit Committee consists of Xinhai Li, Chao Li and Ping Li, each of whom is an independent director. Mr. Ping Li, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the Audit Committee is to represent and assist our board of directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The Audit Committee’s responsibilities include:

•
The appointment, replacement, compensation, and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

•
Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our company or that are the subject of discussions between management and the independent auditors.

The board of directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter is posted on the Company’s website at:  www.haopengbattery.com.

Compensation Committee

We established our Compensation Committee in January 2008. The Compensation Committee consists of Xinhai Li and Chao Li, each of whom is an independent director. Xinhai Li is the Chairman of the Compensation Committee. The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for the Company’s directors, executive officers and key employees, and for the administration of our equity incentive plans, including the approval of grants under such plans to our employees, consultants and directors. The Compensation Committee also reviews and determines compensation of our executive officers, including our Chief Executive Officer. The board of directors has adopted a written charter for the Compensation Committee. A current copy of the Compensation Committee Charter is posted on the Company’s website at: www.haopengbattery.com.

Nominating Committee

The Nominating Committee consists of Xinhai Li and Chao Li, each of whom is an independent director. Chao Li is the Chairman of the Nominating Committee. The Nominating Committee assists in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting and fills any vacancies on our board of directors, considers any nominations of director candidates validly made by stockholders, and reviews and considers developments in corporate governance practices. The board of directors has adopted a written charter for the Nominating Committee. A current copy of the Nominating Committee Charter is posted on the Company’s website at: www.haopengbattery.com.

Code of Business Conduct and Ethics

The Company’s board of directors has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees. The purpose of the Code is to promote honest and ethical conduct. The Code is posted on the Company’s Web site located at www.haopengbattery.com, and is available in print, without charge, upon written request to the Company at Hong Kong Highpower Technology, Inc., Building A1, Luoshan Industrial Zone, Shanxia, Pinghu, Longgang, Shenzhen, Guangdong, 518111, People’s Republic of China. The Company intends to post promptly any amendments to or waivers of the Code on its Web site.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation for the fiscal years ended December 31, 2008 and 2007 of the principal executive officer.

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2008 and 2007 by our current Chief Executive Officer.  None of our other executive officers who were employed by us during the year ended December 31, 2008 received compensation exceeding $100,000 during the fiscal 2008.

Name and Position	Year	Salary	Bonus	All Other Compensation (1)		Total
Dang Yu Pan	2008	$18,000	$-	$25,000	(2)	$43,000
Chief Executive Officer and	2007	$18,000	$-	$25,000	(3)	$43,000
Chairman of the Board
 _________
(1)  Relates to automobile, housing and medical personal benefits.
(2)  Includes $25,000 for fees earned or paid in cash for service as a director of the Company
(3)  Includes $12,000 for fees earned or paid in cash for service as a director of HKHT.

Outstanding Equity Awards at 2008 Fiscal Year End

There were no option exercises or options outstanding in 2008.

Employment Agreements and Termination of Employment and Change of Control Arrangements

We entered into an Offer Letter of Employment with our new Chief Financial Officer, Henry Ngan, effective February 2009.  Pursuant to the Offer Letter, Mr. Ngan is entitled to a base salary at an annual rate of $150,000 and 17,000 shares of restricted common stock of the Company under the Company’s 2008 Omnibus Incentive Plan, which will be granted on August 1, 2009 and vest in equal installments on January 31, 2010 and January 31, 2011.  Mr. Ngan is also entitled to reasonable vacation and sick time and reimbursement for the cost of standard medical and dental insurance premiums and for business expenses.

We have no other employment agreements with any of our other executive officers.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2008 by members of board of directors. Compensation information for Dang Yu Pan, our Chief Executive Officer and Chairman of the Board, is described in the summary compensation table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Wen Liang Li	20,000	-	-	-	-	-	20,000
Chao Li	18,000	-	-	-	-	-	18,000
Xinhai Li	18,000	-	-	-	-	-	18,000
Ping Li	18,000	-	-	-	-	-	18,000

Dang Yu Pan and Wen Liang Li are management board members. We offer our management board members a total compensation package, which includes salary, bonus and director fees, based on benchmarks reported by Shenzhen Labor Bureau. Once we determine the total compensation for our management board members using the benchmarks, we allocate a portion of their total annual compensation to compensation for services rendered as board members. In the future, we expect to continue to allocate a portion of our management board members’ total annual compensation as compensation for their service as directors.

We do not have a formal policy with respect to the compensation of our non-executive board members.  We pay our non-executive directors for their services at the rate of $1,500 to $2,500 per month.

Directors are eligible to receive, from time to time, grants of options to purchase shares under our equity incentive plan.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2008 regarding compensation plans, including any individual compensation arrangements, under which equity securities of Hong Kong Highpower Technology, Inc. are authorized for issuance.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	-	$-	2,000,000	(1)
Equity compensation plans not approved by security holders	-	-	-
Total	-	N/A	2,000,000

(1)
In October 2008, the Company adopted the 2008 Omnibus Incentive Plan. The Incentive Plan currently has 2,000,000 shares authorized for issuance.  No awards have been issued pursuant to the Incentive Plan.

Indemnifications of Directors And Executive Officers And Limitations of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders.  This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of no monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law.  Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees.  We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise.  We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of its bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection.  As of the closing of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future.  Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Hong Kong Highpower Technology Co., Ltd.

Hong Kong Highpower Technology Co., Ltd. (“HKHT”), a wholly-owned subsidiary of Hong Kong Highpower Technology, Inc., and each of HKHT’s wholly owned –subsidiaries Shenzhen Highpower Technology Co., Ltd., HZ Highpower Technology Co., Ltd. and Springpower Technology (Shenzhen) Company Limited, each have interlocking executive and director positions with the Company.

Guarantee Agreements

Dang Yu Pan, our Chairman and Chief Executive Officer, Wen Liang Li, our Vice President, Chief Technology Officer and director, and Wen Wei Ma, our Vice President of Manufacturing, each have provided personal guarantees under our outstanding banking facilities. The following table shows the amount outstanding on each of our bank loans as of December 31, 2008 and the identity of the officer(s) who guaranteed each loan.

Name of Bank	Amount Granted	Amount Outstanding Under Loan	Guaranteed by Officers
Bank Of China	$5.27	$0.87	Dang Yu Pan, Wen Liang Li, Wen Wei Ma
Shenzhen Development Bank Co., Ltd	$4.93	$3.62	Dang Yu Pan
Shanghai Pudong Development Bank Co. Ltd.	$9.52	$8.19	Dang Yu Pan
Citibank China Co., Ltd.	$3.46	$2.15	Dang Yu Pan, Wen Liang Li, Wen Wei Ma

Policy for Approval of Related Party Transactions

We do not currently have a formal related party approval policy for review and approval of transactions required to be disclosed pursuant to Item 404 (a) of Regulation S-K.

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of April 21, 2009 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth as of April 21, 2009 certain information with respect to beneficial ownership of our common stock based on 13,562,596 issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of the outstanding common stock of our company;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

The number of shares of our common stock outstanding as of April 21, 2009 excludes 52,500 shares of our common stock issuable upon exercise of outstanding warrants.   Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Building A1, Luoshan Industrial Zone, Shanxia, Pinghu, Longgang, Shenzhen, Guangdong, 518111, People’s Republic of China.

Name and Address of Beneficial Owner	Title	Beneficially Owned		Percent of Class Beneficially Owned

Directors and Executive Officers
Dang Yu Pan	Chief Executive Officer and Chairman of the Board	5,179,429	(1)	38.19%

Wen Liang Li	Vice President, Chief Technology Officer and Director	2,034,770		15.00%

Wen Wei Ma	Vice President of Manufacturing	924,897		6.82%

Xinhai Li	Director	-		-

Chao Li	Director	-		-

Ping Li	Director	-		-

Officers and Directors as a Group (total of 8 persons)		8,139,096	(1)	60.01%

(1)
Includes (i) an aggregate of 1,387,356 shares over which Mr. Pan has voting power and the right to acquire ownership pursuant to a loan agreement dated February 5, 2007 between Mr. Pan and other shareholders, including, Wen Jia Xiao, Vice President of Quality Control, who holds 166,482 shares, and (ii) 369,959 shares held by a company that is 100% owned by Mr. Pan.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which 13,562,596 shares are issued and outstanding as of April 21, 2009.  Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

(ii)	are entitled to share ratably in all our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $0.0001 per share, from time to time in one or more series.  As of April 21, 2009, no shares of preferred stock have been issued.  Our Board of Directors, without further approval of the our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series.  Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Warrants

In June 2008, upon the closing of our public offering, we issued to WestPark Capital, Inc. warrants to purchase up to 52,500 shares of our common stock. The warrants are exercisable at a per share exercise price of $3.90, subject to standard anti-dilution adjustments for stock splits and similar transactions, and will expire after five years.

Market Price of Our Common Stock

Our common stock is currently listed for trading on the NYSE Amex under the ticker symbol “HPJ.” The price of our common stock will likely fluctuate in the future.  The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside its control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

●	Our financial position and results of operations;

●	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

●	Concern as to, or other evidence of, the reliability and efficiency of our proposed products or our competitors’ products;

●	Announcements of innovations or new products by us or our competitors;

●	Federal and state governmental regulatory actions and the impact of such requirements on our business;

●	The development of litigation against us;

●	Period-to-period fluctuations in our operating results;

●	Changes in estimates of our performance by any securities analysts;

●	The issuance of new equity securities pursuant to a future offering or acquisition;

●	Changes in interest rates;

●	Competitive developments, including announcements by competitors of new products or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	Investor perceptions of our company; and

●	General economic and other national conditions.

Delaware Anti-Takeover Law and Charter Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law.  This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our, including changes a stockholder might consider favorable.  In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter our bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights.  We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts.  These provisions also may have the effect of preventing changes in our management.

SELLING STOCKHOLDERS

The following table provides as of the date of this prospectus information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

•	the number of shares owned by each stockholder;

•	the percentage owned by each stockholder;

•	the total number of shares that will be owned by each stockholder upon completion of the offering; and

•	the percentage owned by each stockholder upon completion of the offering.

The selling stockholders listed below are offering up to 3,709,893 shares of our common stock, which include 2,590,244 shares relating to previously filed Registration Statement No. 333-147355 and 1,119,649 shares relating to previously filed Registration Statement No. 333-152497. The selling stockholders named herein may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sales by the selling stockholders.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering (2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (2)
Debbie Schwartzberg	671,015		4.9%	671,015	--	--%
Richard Rappaport	639,765	(3)	4.7%	639,765	--	--
Black Diamond Fund	284,091	(4)	2.1%	284,091	--	--
MidSouth Investor Fund, LP	284,091	(5)	2.1%	284,091	--	--
Anthony Pintsopoulos	266,569	(6)	2.0%	266,569	--
Mirador Consulting, Inc.	160,000		1.2%	160,000	--	--
J&N Invest, LLC	113,637	(7)	*	113,637	--	--
Glenn Krinsky	88,857		*	88,857	--	--
Charles Frisco	88,857		*	88,857	--	--
Enable Opportunity Partners, LP	85,228	(8)	*	85,228	--	--
Fredric Colman	59,219		*	59,219	--	--
Stellar Capital Fund, LLC	56,819	(9)	*	56,819	--	--
F Berdon Co LP	56,813	(10)	*	56,813	--	--
Howard Berg	56,819		*	56,819	--	--
David Clarke	8,750		*	8,750	--	--
Kagel Family Trust	43,750	(11)	*	43,750	--	--
Kevin DePrimio	35,543	(12)	*	35,543	--	--
Mark Nielsen	31,250		*	31,250	--	--
Paul Masters IRA	28,415	(13)	*	28,415	--	--
Men,g Yang	28,410		*	28,410	--	--
Continuum Capital Partners L.P.	28,410	(14)	*	28,410	--	--
Brent Butcher	28,410		*	28,410	--	--
Christine Metsch	28,410		*	28,410	--	--
Paul Rathwell	28,410		*	28,410	--	--
Tangiers Investors, LP.	28,410	(15)	*	28,410	--	--
Sharon Mitchell	28,125		*	28,125	--	--

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering (2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (2)
Linda Rosenberg	25,000		*	25,000	--	--
Richard Pawlinger	22,728		*	22,728	--	--
William Lurie	22,728		*	22,728	--	--
George Glenn Izmirian	22,557		*	22,557	--	--
John Herbert William Rathwell	21,307		*	21,307	--	--
David Chazanovitz	19,986		*	19,986	--	--
Douglas Kuber	18,750		*	18,750	--	--
Jason Stern	17,772	(16)	*	17,772	--	--
Michael Glantz	17,046		*	17,046	--	--
Richard and Donna Hoefer	17,046		*	17,046	--	--
Carl Cooke	17,046		*	17,046	--	--
Steven Rothstein	15,625		*	15,625	--	--
Joseph and Randi Lauritano	14,205		*	14,205	--	--
Harold Lefkowitz	14,205		*	14,205	--	--
John Winfield	14,205		*	14,205	--	--
Jerry Reiff	12,500		*	12,500	--	--
Dennis Holman	12,500		*	12,500	--	--
Marvin Rosenblatt	12,500		*	12,500	--	--
David Boyer	12,500		*	12,500	--	--
Richard Rudin	11,363		*	11,363	--	--
John O. Forrer	8,523		*	8,523	--	--
Miriam F. Mooney Trust F/B/O David Forrer	8,523	(17)	*	8,523	--	--
Miriam F. Mooney Trust F/B/O Catherine Sotto	8,523	(17)	*	8,523	--	--
Miriam F. Mooney Trust F/B/O Joan Connolly	8,523	(17)	*	8,523	--	--
John Rathwell	7,103		*	7,103	--	--
William and Ann Collins	6,819		*	6,819	--	--
Denise Cooke	5,682		*	5,682	--	--
Michael and Dindy Pawlinger	5,682		*	5,682	--	--
Heidtke 401 K Profit Sharing Plan and Trust	5,682	(18)	*	5,682	--	--
Richard Charles Treesh	5,625		*	5,625	--	--
Mitchell J. Lipcon Profit Sharing Keough Plan	4,546	(19)	*	4,546	--	--

* Indicates less than 1.0%.

(1)	Based on 13,562,596 shares of common stock outstanding as of the date of this prospectus.

(2)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.

(3)
Mr. Rappaport is chief executive officer of WestPark Capital, Inc., a registered Financial Industry Regulatory Authority (“FINRA”) member. For purposes of this offering, Mr. Rappaport may be considered an underwriter. Mr. Rappaport acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, he had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(4)	Brandon S. Goulding has voting and investment control over the shares owned by this entity.

(5)
Lyman O. Heidtke, as general partner, has voting and investment control over the shares owned by this entity. Mr. Heidtke is President of Heidtke & Co, Inc, a registered broker dealer affiliated with MidSouth.

(6)
Mr. Pintsopoulos is chief financial officer of WestPark Capital, Inc. For purposes of this offering, Mr. Pintsopoulos may be considered an underwriter. Mr. Pintsopoulos acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, he had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(7)	Jeffrey Rubin has voting and investment control over the shares owned by this entity.

(8)	Brendan O’Neil has voting and investment control over the shares owned by this entity.

(9)	Richard Schmidt, as the managing member, has voting and investment control over the shares owned by this entity.

(10)	Frederick Berden, as general partner, has voting and investment control over the shares owned by this entity. F Berdon Co., LP is an affiliate of OTA, LLC, a registered broker-dealer.

(11)	David L. Kagel has voting and investment control over the shares owned by this entity.

(12)
Mr. DePrimio is the Vice President of Corporate Finance of WestPark Capital, Inc. For purposes of this offering, Mr. DePrimio may be considered an underwriter. Mr. DePrimio acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, he had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(13)	Paul Masters has voting and investment control over these shares. Paul Masters IRA is an affiliate of OTA, LLC, a registered broker-dealer.

(14)	Gil Schwartzberg has voting and investment control over the shares owned by this entity.

(15)	Edward Liceaga has voting and investment control over the shares owned by this entity.

(16)
Mr. Stern is an employee of WestPark Capital, Inc. For purposes of this offering, Mr. Stern may be considered an underwriter. Mr. Stern acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, he had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(17)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(18)	Lyman O. Heidtke, as trustee, has voting and investment control over the shares owned by this entity. Mr. Heidtke, is the President of Heidtke & Co, Inc., a registered broker-dealer

(19)	Mitchell J. Lipcon, as trustee, has voting and investment control over these shares.

Each of the above listed Selling Stockholders who are affiliates of broker-dealers purchased the securities in the ordinary course of business and at the time of the purchase of the securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

Westpark Capital, Inc. acted as the placement agent for the Private Placement, which is the $3.1 million equity financing conducted by us on the close of the Share Exchange. For its services in connection with the Share Exchange and as placement agent, WestPark received an aggregate commission equal to 10.0% of the gross proceeds from the Private Placement, in addition to a $30,000 in connection with the signing of the Exchange Agreement and a $40,000 success fee for the Share Exchange, for an aggregate fee of $382,000. No other consideration was paid to WestPark or to SRKP 11 in connection with the Share Exchange or Private Placement. Richard Rappaport, our President and one of our controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in Westpark, a FINRA member. Anthony C. Pintsopoulos, one of our controlling stockholders and an officer and director prior to the Share Exchange, is the Chief Financial Officer of Westpark. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with us upon the closing of the Share Exchange.

WestPark also acted as the managing underwriter for our public offering. Upon the closing of the offering in June 2008, we issued to WestPark warrants to purchase up to 52,500 shares of our common stock. The warrants are exercisable at a per share exercise price of $3.90, subject to standard anti-dilution adjustments for stock splits and similar transactions, and will expire after five years. The holders of shares of common stock acquired upon exercise of the warrants have the right to include such shares in any future registration statements filed by us and to demand one registration for the shares. In addition, we agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect thereof. We paid WestPark a non-accountable expense allowance of $51,188 and an underwriters’ discount of $196,219.

Except as described above and in this Selling Stockholders section, none of the selling stockholders, to our knowledge, has had a material relationship with our company other than as a shareholder at any time within the past three years.

SHARES ELIGIBLE FOR FUTURE SALE

As of April 21, 2009, we had outstanding 13,562,596 shares of common stock. All of the 3,709,893 shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act, unless subject to a lock-up agreement. If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below.

Subject to the lock-up agreements described below and the provisions of Rules 144, additional shares will be available for sale in the public market as follows:

Approximate Number of Shares Eligible for Future Sale	Date
603,750	Freely tradeable shares sold in our public offering, registered under an effective registration statement declared effective by the Securities and Exchange Commission on June 19, 2008.

3,709,893
After the date of this prospectus, these shares will be freely tradeable by the selling stockholders named in this prospectus.  Of the 3,709,893 shares, selling stockholders holding an aggregate of 1,772,745 shares of common stock have agreed that they will not sell any of such securities until ninety (90) days after our common stock was listed on the NYSE Amex (which occurred on June 19, 2008), when one-tenth of their shares were released from the lock up, after which their shares are automatically released from the lock up on a monthly basis pro rata over a nine month period.  Additionally, one selling stockholder agreed not to sell 31,250 of her shares until June 20, 2012.

9,248,973
These shares, which were issued in connection with the Share Exchange, may be sold under and subject to Rule 144.  However, all of the holders of these shares have agreed with WestPark Capital not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or  otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the  prior written consent of WestPark Capital, until June 20, 2009.

Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about our company.

Sales under Rule 144 may also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company.

All of the shares registered in this offering may be freely sold and transferred except if subject to a lock-up agreement.

Lock-Up Agreements

The investors in our private offering that closed on November 2, 2007, in which we sold 1,772,745 shares of common stock, entered into a lock-up agreement pursuant to which they agreed not to sell their shares until ninety (90) days after our common stock was listed on the NYSE Amex (which occurred on June 19, 2008), when one-tenth of their shares are released from the lock up, after which their shares will automatically be released from the lock up on a monthly basis pro rata over a nine month period.  Subject to the lock up agreement, the shares will be freely tradeable upon effectiveness of this registration statement.

During the period beginning 180-days prior to the initial filing of and through the effective date of, the registration statement filed with the Securities and Exchange commission in connection with our public offering (which was declared effective on June 19, 2008), Debbie Schwartzberg acquired 31,250 shares of our Common Stock from a stockholder who purchased such shares in the Private Placement. We also sold to warrants to purchase up to 52,500 shares of our Common Stock to WestPark upon the closing of our public offering.  The warrants, the shares underlying the warrants, and the shares acquired by Ms. Schwartzberg were deemed by FINRA to be underwriting compensation in connection with our public offering pursuant to NASD Conduct Rule 2710. In addition, unless an exemption is available under Conduct Rule 2710(g)(2), these securities are subject to lock-up restrictions under Conduct Rule 2710(g). Conduct Rule 2710(g) provides that the warrants and underlying shares shall not be sold during our public offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the warrants or underlying shares by any person for a period of 180 days immediately following June 19, 2008, the date of effectiveness of the registration statement in connection with our public offering, or commencement of sales of our initial public offering. Ms. Schwartzberg also agreed to extend these restrictions for a four-year period and may not sell the 31,250 shares until June 20, 2012.

We have agreed with WestPark Capital, Inc. that we will not, without the prior written consent of WestPark Capital, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or  otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) until June 20, 2009.

In addition, each of the shareholders of HKHT prior to the Share Exchange holding an aggregate of 9,248,973 shares of common stock, agreed with WestPark Capital not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or  otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the  prior written consent of WestPark Capital, until June 20, 2009.

WestPark Capital may consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales.   The release of any lock up would be considered on a case-by-case basis.  Factors that WestPark Capital may consider in deciding whether to release shares from the lock up restriction include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our securities, historical trading volumes of our securities and whether the person seeking the release is an officer, director or affiliate of us.

Registration

In June 2008, we completed a public offering and sale of 603,750 shares of common stock, all of which are currently freely tradeable. In addition, pursuant to the terms of the Share Exchange, we filed a registration statement with the Securities and Exchange Commission to register a total of 1,772,745 shares of common stock issued in a Private Placement that was conducted in conjunction with the Share Exchange in November 2007. The registration statement (File No. 333-147355) was declared effective by the Securities and Exchange Commission in June 2008. The investors in the Private Placement agreed not to sell their shares until 90 days after our common stock was listed on the NYSE Amex, when one-tenth of their shares were released from the lock up, after which their shares automatically are released from the lock up on a monthly basis pro rata over a nine month period.  We also registered 817,479 shares of common stock held by certain of our shareholders immediately prior to the Share Exchange in Registration Statement No. 333-147355.

We filed a registration statement with the Securities and Exchange Commission to register a total of 1,119,649 shares of common stock, 959,649 of which are held by stockholders of our company prior to the Share Exchange who are affiliates of WestPark and 160,000 of which were issued on June 19, 2008.  The registration statement (File No. 333-152497) was declared effective on August 4, 2008.

All of the shares included in an effective registration statement as described above may be freely sold and transferred except if subject to a lock-up agreement.

PLAN OF DISTRIBUTION

The selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•    block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•    purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•    an exchange distribution in accordance with the rules of the applicable exchange;

•    privately negotiated transactions;

•    settlement of short sales entered into after the date of this prospectus;

•    broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•    a combination of any such methods of sale;

•    through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•    any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.  The maximum commission or discount to be received by any FINRA member or independent broker-dealer, however, will not be greater than eight (8) percent for the sale of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Los Angeles, California.

EXPERTS

Our consolidated financial statements as of December 31, 2008, 2007, and 2006 and for the years ended December 31, 2008, 2007, and 2006 appearing in this Prospectus and Registration Statement have been audited by Dominic K.F. Chan & Co., Certified Public Accountants, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information, are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

HONG KONG HIGHPOWER TECHNOLOGY, INC.

CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006

Page

Report of Independent Registered Public Accounting Firm	F-2

Financial Statements:
Consolidated Balance Sheets as of December 31, 2008 and 2007	F-3

Consolidated Statements of Operations for the years ended
December 31, 2008, 2007, and 2006	F-5

Consolidated Statements of Stockholders' Equity and Comprehensive Income for the years ended
December 31, 2008, 2007, and 2006	F-6

Consolidated Statements of Cash Flows for the years ended
December 31, 2008, 2007, and 2006	F-7

Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Hong Kong Highpower Technology, Inc.

We have audited the accompanying consolidated balance sheets of Hong Kong Highpower Technology, Inc. (the “Company”) and its subsidiaries (collectively referred to as the “Group”) as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and comprehensive income, and cash flows for the years ended December 31, 2008, 2007 and 2006.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for the years ended December 31, 2008, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

Dominic K.F. Chan & Co
Certified Public Accountants
Hong Kong
Date: March 21, 2009

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
 (Stated in US Dollars)

	At December 31,
	2008 $	2007 $

ASSETS
Current Assets:
Cash and cash equivalents	4,175,780	1,489,262
Restricted cash	4,845,478	5,453,650
Accounts receivable	8,765,593	15,906,175
Notes receivable	429,815	386,482
Prepaid expenses and other receivables – Note 6	1,732,709	2,501,796
Deferred charges – Stock-based compensation – Note 7	216,667	-
Inventories – Note 8	11,208,697	14,371,289
Prepaid lease payments	-	58,570

Total Current Assets	31,374,739	40,167,224
Deferred tax assets – Note 5	104,556	28,277
Deposit paid for acquisition of machinery	-	1,115,123
Plant and equipment, net – Note 9	7,778,477	3,789,382
Leasehold land – Note 10	3,050,510	2,869,925
Intangible asset, net – Note 11	900,000	950,000
Currency forward – Note 12	116,157	-

TOTAL ASSETS	43,324,439	48,919,931

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Non-trading foreign currency derivatives liabilities	293,830	-
Accounts payable	8,306,123	19,561,118
Other payables and accrued liabilities – Note 14	3,139,275	2,320,956
Income taxes payable	476,330	73,768
Bank borrowings – Note 15	14,829,228	15,410,542

Total Current Liabilities	27,044,786	37,366,384

COMMITMENTS AND CONTINGENCIES – Note 17

(continued)

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (continued)
(Stated in US Dollars)

	At December 31,
	2008 $	2007 $
STOCKHOLDERS’ EQUITY
Preferred Stock
Par value: $0.0001
Authorized: 10,000,000 shares
Issued and outstanding: none	-	-

Common stock
Par value : $0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 2008 –13,562,596 shares (2007 –12,798,846 shares)	1,356	1,280
Additional paid-in capital	5,048,194	2,765,870
Accumulated other comprehensive income	1,595,091	1,157,872
Retained earnings	9,635,012	7,628,525

TOTAL STOCKHOLDERS’ EQUITY	16,279,653	11,553,547

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	43,324,439	48,919,931

See accompanying notes to consolidated financial statements

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US Dollars)

	Years Ended December 31,
	2008 $	2007 $	2006 $

Net sales	75,004,242	73,261,720	44,375,682
Cost of sales	(62,238,982)	(63,791,248)	(36,958,529)

Gross profit	12,765,260	9,470,472	7,417,153
Depreciation	(194,496)	(120,517)	(80,213)
Selling and distribution costs	(2,416,220)	(2,095,594)	(1,634,366)
General and administrative costs including stock-based compensation	(6,097,580)	(3,460,592)	(1,960,271)
Loss on exchange rate difference	(1,182,076)	(854,873)	(199,231)
Fees and costs related to reorganization	-	(582,269)	(75,229)

Income from operations	2,874,888	2,356,627	3,467,843
Change in fair value of currency forwards – Note 12	115,568	-	-
Change in fair value of warrants – Note 13	(276,000)	-	-
Other income – Note 3	463,142	148,653	58,588
Interest expense – Note 4	(642,161)	(696,132)	(253,617)

Income before taxes	2,535,437	1,809,148	3,272,814
Income taxes – Note 5	(528,950)	(145,458)	(240,487)

Net income	2,006,487	1,663,690	3,032,327

Net Income per common share
- Basic	0.15	0.17	0.33

- Diluted	0.15	0.17	0.33

Weighted average common shares outstanding
- Basic	13,205,599	9,832,493	9,248,973

- Diluted	13,233,353	9,832,493	9,248,973

See accompanying notes to consolidated financial statements

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE
INCOME

(Stated in US Dollars)

				Accumulated
			Additional	other
	Common stock		paid-in	comprehensive	Retained
	Shares	Amount	capital	income	earnings	Total
		$	$	$	$	$

Balance, January 1, 2006	9,248,973	925	63,392	195,053	3,597,690	3,857,060
Net income	-	-	-	-	3,032,327	3,032,327
Foreign currency translation Adjustments	-	-	-	275,330	-	275,330
Total comprehensive income	-	-	-	-	-	3,307,657
Balance, December 31, 2006	9,248,973	925	63,392	470,383	6,630,017	7,164,717
Shares Issued in connection with reverse merger	1,777,128	178	(35,345)	-	-	(35,167)
Shares issued in private placement, net of offering cost of $382,000	1,772,745	177	2,737,823	-	-	2,738,000
Comprehensive income
Net income	-	-	-	-	1,663,690	1,663,690
Foreign currency translation adjustments	-	-	-	687,489	-	687,489
Total comprehensive income	-	-	-	-	-	2,351,179
Dividends	-	-	-	-	(665,182)	(665,182)

Balance, December 31, 2007	12,798,846	1,280	2,765,870	1,157,872	7,628,525	11,553,547
Gross proceeds from shares sold in offering – interim closing	160,000	16	519,984	-	-	520,000
Gross proceeds from shares sold in offering – final closing	603,750	60	1,486,340	-	-	1,486,400
Stock based compensation	-	-	276,000	-	-	276,000
Comprehensive income
Net income	-	-	-	-	2,006,487	2,006,487
Foreign currency translation adjustments	-		-	731,049	-	731,049
Net deferred loss from cash flow hedges	-	-	-	(293,830)	-	(293,830)
Total comprehensive income	-	-	-	-	-	2,443,706

Balance, December 31, 2008	13,562,596	1,356	5,048,194	1,595,091	9,635,012	16,279,653

See accompanying notes to consolidated financial statements

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	Years ended December 31,
	2008	2007	2006
	$	$	$
Cash flows from operating activities
Net income	2,006,487	1,663,690	3,032,327
Adjustments to reconcile net income to net cash flows
provided by (used in) operating activities :
Bad debts written off	4,460	3,649	22,878
Depreciation	838,725	560,073	343,841
Amortization of intangible asset	50,000	50,000	-
Amortization of leasehold land	61,939
Loss on disposal of plant and equipment	44,198	20,046	32,844
Change in fair value of currency forwards	(115,568)	-	-
Change in fair value of warrants	276,000	-	-
Stock based compensation	303,333	-	-

Changes in operating assets and liabilities :
(Increase) decrease in -
Accounts receivable	8,095,692	(7,018,013)	(3,155,007)
Notes receivable	(40,702)	(309,829)	620,101
Prepaid expenses and other receivables	2,093,103	305,785	(1,826,594)
Inventories	4,046,251	2,183,344	(9,556,898)
Increase (decrease) in -
Accounts payable	(12,422,508)	1,082,433	8,387,286
Other payables and accrued liabilities	721,654	78,974	(32,771)
Income taxes payable	321,781	(74,825)	(27)

Net cash provided by (used in) operating activities	6,284,845	(1,454,673)	(2,132,020)

Cash flows from investing activities
Acquisition of plant and equipment	(4,614,385)	(1,030,725)	(1,733,167)
Acquisition of land	-	(2,832,348)	-
Proceeds from disposal of plant and equipment	-	32,976	13,747
Deposit paid for acquisition of machinery	-	(1,115,123)	-

Net cash used in investing activities	(4,614,385)	(4,945,220)	(1,719,420)

Cash flows from financing activities
Proceeds from issuance of common stock	1,486,400	2,738,000	-
Proceeds from new short-term bank loans	2,932,586	2,374,241	879,630
Repayment of short-term bank loans	(2,573,781)	(923,316)	(973,876)
Proceeds from/(repayment of) other loans	(5,316,389)	4,173,106	-
Net advancement of other bank borrowings	3,414,456	3,155,109	4,955,996
Decrease / (Increase) in restricted cash	946,508	(4,234,327)	(991,050)
Repayment from / (Advance to) related parties	-	726,169	(38,495)
Dividend paid	-	(665,182)	-

Net cash provided by financing activities	889,780	7,343,800	3,832,205

Net increase (decrease) in cash and cash equivalents	2,560,240	943,907	(19,235)
Effect of foreign currency translation on cash and cash equivalents	126,278	57,285	40,279
Cash and cash equivalents - beginning of year	1,489,262	488,070	467,026

Cash and cash equivalents - end of year	4,175,780	1,489,262	488,070

See accompanying notes to consolidated financial statements

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	Organization and Basis of Presentation

Hong Kong Highpower Technology, Inc. (“Highpower” or the “Company,” formerly known as SKRP 11, Inc.) was incorporated in the State of Delaware on January 3, 2006 to locate a suitable acquisition candidate to acquire.

On October 20, 2007, Highpower entered into a share exchange agreement (the “Exchange Agreement”) with Hong Kong Highpower Technology Company Limited (“HKHTC”), which was incorporated in Hong Kong on July 4, 2003 under the Hong Kong Companies Ordinance.  HKHTC was organized principally to engage in the manufacturing and trading of nickel metal hydride rechargeable batteries.

As used herein, the “Company” refers to Highpower and its wholly-owned subsidiaries, unless the context indicates otherwise.

Pursuant to the Exchange Agreement, Highpower agreed to issue shares of its common stock in exchange for all of the issued and outstanding securities of HKHTC.  On November 2, 2007, upon the closing of the Exchange Agreement, HKHTC had a total of 500,000 shares of common stock issued and outstanding, and Highpower issued an aggregate of 9,248,973 shares of its common stock to the shareholders of HKHTC in exchange for all of the issued and outstanding securities of HKHTC on the basis of 18.497946 shares of Highpower for each share of HKHTC. The 9,248,973 shares of common stock issued to the shareholders of HKHTC in conjunction with this transaction have been presented as outstanding for all periods presented.  In addition, immediately prior to the closing of the Exchange Agreement, Highpower and certain of its stockholders agreed to cancel an aggregate of 1,597,872 shares of outstanding common stock, as a result of which there were 1,777,128 shares of common stock outstanding immediately prior to the share exchange transaction.

On November 2, 2007, concurrently with the close of the Exchange Agreement, the Company received gross proceeds of $3,120,000 in a private placement transaction (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors, the Company sold an aggregate of 1,772,745 shares of common stock at $1.76 per share.  The investors in the Private Placement also entered into lock-up agreements pursuant to which they agreed not to sell their shares until 90 days after the Company’s common stock is listed or quoted on either the New York Stock Exchange, NYSE Amex (formerly known as the American Stock Exchange), NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-tenth of their shares are released from the lock-up agreement, after which their shares will automatically be released from the lock-up agreement on a monthly basis pro rata over a nine-month period.  After commissions and expenses, the Company received net proceeds of approximately $2,738,000 from the Private Placement.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	Organization and Basis of Presentation (continued)

Immediately after the closing of the Exchange Agreement and Private Placement, the Company had 12,798,846 shares of common stock issued and outstanding.  Upon the closing of the Exchange Agreement, the shareholders of HKHTC and their designees owned approximately 72.3% of the Company’s issued and outstanding common stock, the pre-existing shareholders of the Company owned approximately 13.9% of the Company’s issued and outstanding common stock, and the investors in the Private Placemen owned 13.8% of the Company’s issued and outstanding common stock. Therefore, although HKHTC became the Company’s wholly-owned subsidiary, the transaction was accounted for as a recapitalization in the form of a reverse merger of HKHTC, whereby HKHTC was deemed to be the accounting acquirer and was deemed to have retroactively adopted the capital structure of SRKP 11. Since the transaction was accounted for as a reverse merger, the accompanying consolidated financial statements reflect the historical consolidated financial statements of HKHTC for all periods presented, and do not include the historical financial statements of SRKP 11, Inc.. All costs associated with the reverse merger transaction, consisting primarily of consideration paid to the previous control parties of SRKP 11 and legal and investment banking fees and costs, were expensed as incurred as a cost of the recapitalization, and have been presented as an operating cost line item entitled fees and costs related to reorganization in the statement of operations.

In January 2008, HKHTC invested $749,971 to HZ Highpower. HZ Highpower is a wholly-owned subsidiary of HKHTC. HZ Highpower has not commenced business as of December 31, 2008.

On June 20, 2008, HKHTC invested $250,000 in Spring Power Technology (Shenzhen) Co., Ltd (“SZ Spring Power”, formerly known as Sure Power Technology (Shenzhen) Co., Ltd.) which became the wholly-own subsidiary of HKHTC. In July 9, 2008, HKHTC invested an additional $750,000 in SZ Spring Power. SZ Spring Power commenced business on June 2008 and specializes in researching and manufacturing of Lithium-ion rechargeable batteries.

On June 19, 2008, the Company effected a  5-for-8 reverse stock split of the Company’s issued and outstanding shares of common stock (the Reverse Stock Split”). The par value and number of authorized shares of the common stock remained unchanged.  All references to number of shares and per share amounts included in these consolidated financial statements and the accompanying notes have been adjusted to reflect the Reverse Stock Split retroactively.

On June 19, 2008, the company’s common stock commenced trading on the NYSE Amex.

On June 19, 2008, the Company issued 603,750 shares of common stock upon the closing of a public offering. The Company’s sale of common stock, which was sold indirectly by the Company to the public at a price of $3.25 per share, resulted in net proceeds of $1,486,400. These proceeds were net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	Organization and Basis of Presentation (continued)

On June 19, 2008, the Company issued 160,000 shares of common stock upon the closing of the public offering. The shares are treated as compensation for investor relations services. The services provided are for the period of one year from the date of June 19, 2008.

Description of business

The subsidiaries of the Company include the following:

Name of company	Place and date of incorporation	Attributable equity interest held	Principal activities
Hong Kong Highpower Technology Co., Ltd (“HKHTC”)	Hong Kong Jul 4, 2003	100%	Investment holding

Shenzhen Highpower Technology Co., Ltd (“SZ Highpower”)	PRC Oct 8, 2002	100%	Manufacturing of batteries

HZ Highpower Technology Co., Ltd (“HZ Highpower”)	PRC Jan 29, 2008	100%	Inactive

Spring Power Technology (Shenzhen) Co., Ltd (“SZ Spring Power”)	PRC Jun 4, 2008	100%	Manufacturing of batteries

2.	Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2	Summary of significant accounting policies (continued)

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and equipment.  Actual results could differ from those estimates.
Comparative amounts

Certain comparative amounts have been reclassified to conform to the current period’s presentation.  These reclassifications had no effect on reported total assets, liabilities, stockholders’ equity, or net income.

Economic and political risks

The Company’s operations are conducted in the People’s Republic of China (the “PRC”).  Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe.  These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange.  The Company’s results may be adversely affected by changes in the political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad and rates and methods of taxation, among other things.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (continued)

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable.  The Company extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security.  In order to minimize the credit risk, the management of the Company has delegated a team responsible for determining credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts.  Further, the Company reviews the recoverable amount of each individual trade debt at each balance sheet date to ensure that adequate impairment losses are made for irrecoverable amounts.  In this regard, the directors of the Company consider that the Company’s credit risk is significantly reduced.  Other than set forth below, no customers represented 10% or more of the Company’s net sales and accounts receivable.

In 2008, the Company had one major customer, representing 23% of sales; accounts receivable from this customer at December 31, 2008 was $1,430,000.  In 2007, the Company had two major customers, representing 24% and 17% of sales respectively; accounts receivable from these customers at December 31, 2007 were $8,300,000.

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other liquid investments with initial maturities of three months or less.

Restricted cash

Certain cash balances are held as security for short-term bank borrowings and are classified as restricted cash in the Company’s balance sheets.

Accounts receivable

Accounts receivable are stated at the original amount less an allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at period end.  An allowance is also made when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of receivables.  Bad debts are written off when identified.  The Company extends unsecured credit to customers in the normal course of business and believes all accounts receivable in excess of the allowances for doubtful receivables to be fully collectible.  The Company does not accrue interest on trade accounts receivable.

During the years ended December 31, 2008, 2007 and 2006, the Company experienced bad debts of $4,460, $3,649 and $22,878, respectively.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (continued)

Inventories

Inventories are stated at the lower of cost or market value.  Cost is determined on a weighted average basis and includes purchase costs, direct labor and factory overheads. There are no significant freight charges, inspection costs and warehousing costs incurred for any of the periods presented. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels.  The Company’s reserve requirements generally increase based on management’s projected demand requirements, and decrease due to market conditions and product life cycle changes.  During the years ended December 31, 2008, 2007 and 2006, the Company did not make any allowance for slow-moving or defective inventories. The Company’s production process results in a minor amount of waste materials.  The Company does not record a value for the waste in its cost accounting. The Company records proceeds on an as realized basis, when the waste is sold. The Company has offset the proceeds from the sales of waste materials as a reduction of production costs. Proceeds from the sales of waste materials were approximately $412,311 in 2008, $160,000 in 2007 and $99,000 in 2006. Generally, waste materials on hand at the end of a year are nominal.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation.  Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.  Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of plant and equipment is provided using the straight-line method over their estimated useful lives at the following annual rates:

Furniture, fixtures and office equipment	20%
Leasehold improvement	50%
Machinery and equipment	10%
Motor vehicles	20%

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (continued)

Intangible Assets and Long-Lived Assets

SFAS No. 142, goodwill and Other Intangible Assets (“SFAS 142”), requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite.  Accordingly, the consumer battery license is being amortized over its useful life of 20 years.  The Company does not have any goodwill.

The Company accounts for the impairment of long-lived assets, such as plant and equipment, leasehold land and intangible assets, under the provisions of SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets (“SFAS 144”)”.  SFAS 144 establishes the accounting for impairment of long-lived tangible and intangible assets other than goodwill and for the disposal of a business.  Pursuant to SFAS 144, the Company periodically evaluates, at least annually, whether facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable.  If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists.  In the event that the carrying amount of long-lived assets exceeds the undiscounted future cash flows, then the carrying amount of such assets is adjusted to their fair value.  The Company reports an impairment cost as a charge to operations at the time it is recognized.

There was no impairment of long-lived assets in 2006, 2007 or 2008.

Revenue recognition

The Company recognizes revenue when the goods are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.  Sales of goods represent the invoiced value of goods, net of sales returns, trade and allowances.

The Company does not have arrangements for returns from customers and does not have any future obligations directly or indirectly related to product resales by the customer.  The Company has no incentive programs.

Advertising and promotion expenses

Advertising and promotion expenses are charged to expense as incurred.

Advertising and promotion expenses amounted to $48,210, $68,169 and $96,045 for the years ended December 31, 2008, 2007 and 2006, respectively, and are included in selling and distribution costs.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (continued)

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in consolidated statements of income in the period that includes the enactment date or date of change in tax rate. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion or all of the deferred tax assets will not be realized.

On January 1, 2007, the Group adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of Statement of Financial Accounting Standards No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertain tax positions. This interpretation requires that an entity recognizes in the consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as a component of income tax expense in the consolidated statements of income. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, which are not clearly defined. In the case of a related party transaction, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. The adoption of FIN 48 did not have a significant effect on the consolidated financial statements.

Comprehensive income

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments of the Company.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (continued)

Foreign currency translation

The functional currency of the Company is the Renminbi (“RMB”).  The Company maintains its financial statements in the functional currency.  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective year.

For financial reporting purposes, the financial statements of the Company, which are prepared using the functional currency, are then translated into United States dollars.  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment in other comprehensive income, a component of stockholders’ equity.

	2008	2007	2006

Year end RMB : US$ exchange rate	6.898	7.332	7.804
Average yearly RMB : US$ exchange rate	6.933	7.581	7.958

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that RMB amounts could have been, or could be, converted into US$ at rates used in translation.

Transactions and balances

Transactions in foreign currencies are translated into the functional currency at the approximate rates of exchange ruling on the transaction date. Exchange gains and losses resulting from this translation policy are recognized in the statements of operations.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.           Summary of significant accounting policies (continued)

Fair value of financial instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, restricted cash, trade and other receivables, deposits, trade and other payables, approximate their fair values due to the short-term maturity of such instruments.  The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

The Company is exposed to certain foreign currency risk from export sales transactions and the related accounts receivable as they will affect the future operating results of the Company.

Foreign currency derivative

From time to time the Company may utilize forward foreign currency exchange contracts to reduce the impact of foreign currency exchange rate risks. Forward contracts are cash flow hedges of the Company’s foreign currency exposures and are recorded at the contract’s fair value. The effective portion of the forward contract is initially reported in “Accumulated other comprehensive income,” a component of shareholders’ equity, with a corresponding asset or liability recorded based on the fair value of the forward contract. When the hedged transaction is recorded (generally when revenue on the associated sales contract is recognized), any unrecognized gains or losses are reclassified into results of operations in the same period. Any hedge ineffectiveness is recorded to operations in the current period. The Company measures hedge effectiveness by comparing changes in fair values of the forward contract and expected cash flows based on changes in the spot prices of the underlying currencies. Cash flows from forward contracts accounted for as cash flow hedges are classified in the same category as the cash flows from the items being hedged.

Earnings per share

The Company reports earnings per share in accordance with SFAS No. 128, “Earnings Per Share”.  Basic earnings per share is computed using the weighted average number of common shares outstanding during the periods presented.  The weighted average number of shares represents the common stock outstanding during the years, as adjusted retroactively to reflect the November 2007 recapitalization as described at Note 1. As the Company did not have any common stock equivalents during such years, basic and diluted earnings per share were the same for all periods presented.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.            Summary of significant accounting policies (continued)

Stock-Based Compensation

Effective January 1, 2006, the Company adopted Statements of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment (“SFAS No. 123R”). Under SFAS No. 123R, the Group measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognizes the costs over the period the employee is required to provide service in exchange for the award, which generally is the vesting period.

Share-based compensation expense was $303,333, Nil and Nil and for the years ended December 31, 2008, 2007 and 2006, respectively.

Recently issued accounting pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment to ARB No. 51”. SFAS No. 141(R) and SFAS No. 160 require most identifiable assets, liabilities, noncontrolling interests and goodwill acquired in a business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interest) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. SFAS No. 141(R) will be applied to business combinations occurring after the effective date. SFAS No. 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date. SFAS No. 160 is effective for the Company on January 1, 2009. The Company does not expect the initial adoption of SFAS No. 160 will have a material effect on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”, which requires enhanced disclosures about an entity’s derivatives and hedging activities. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Since SFAS No. 161 only provides for additional disclosure requirements, management assessed that there will be no impact on the results of operations and financial position.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.            Summary of significant accounting policies (continued)

Recently issued accounting pronouncements (Continued)

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in accordance with generally accepted accounting principles (“GAAP”). With the issuance of this statement, the FASB concluded that the GAAP hierarchy should be directed toward the entity and not its auditor, and reside in the accounting literature established by the FASB as opposed to the American Institute of Certified Public Accountants “AICPA”) Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company does not expect the adoption of SFAS No. 162 will have a material impact on the results of operations and financial position.

3.            Other income

	Years Ended December 31,
	2008	2007	2006
	$	$	$

Bank interest income	149,558	75,546	11,626
Gain on forward contract	50,357	-	-
Sundry income	263,227	73,107	46,962

	463,142	148,653	58,588

4.            Interest expense

	Years Ended December 31,
	2008	2007	2006
	$	$	$

Interest on trade related bank loans	166,867	547,573	208,269
Interest on short-term bank loans	475,294	135,369	45,348
Interest on other loans	-	13,190	-

	642,161	696,132	253,617

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)
5.            Income taxes

The Company and its subsidiaries file separate income tax returns.

USA

The Company is incorporated in the United States, and is subject to United States federal and state income taxes. The Company did not generate taxable income in the United States in 2006, 2007 and 2008.

PRC

Prior to January 1, 2008, the PRC’s statutory income tax rate was 33%. In addition, SZ Highpower, being located in the Shenzhen Special Economic Zone in the PRC, was subject to a reduced tax rate of 15%. Since SZ Highpower agreed to operate for a minimum of 10 years in the PRC, it entitled to a tax holiday of a two-year tax exemption followed by three-year 50% tax reduction from the first profit making year after offsetting accumulated tax losses of it.

On March 16, 2007, the National People’s Congress passed the new Corporate Income Tax law (the “new CIT law”) which will unify the income tax rate to 25% for all companies. The new CIT law was effective as of January 1, 2008. The new CIT law provides a five-year transition period from its effective date for those companies which were established before March 16, 2007 and which were entitled to a preferential lower tax rate under the then effective tax laws or regulations, as well as grandfathering tax holidays. The transitional tax rates are 18%, 20%, 22%, 24% and 25% for 2008, 2009, 2010, 2011 and 2012 onwards, respectively. Under the new tax law, it allows entities that qualify as high-technology enterprises to be taxed at a reduced tax rate of 15%. SZ highpower is eligible for the reduced tax rate of 15% as of December 31, 2008. Accordingly, SZ Highpower has used the reduced tax rate of 15% in determining its deferred taxes as of December 31, 2008. HZ Highpower and SZ Spring Power did not generate taxable income in the PRC in 2008.

HONG KONG

HKHTC is incorporated in Hong Kong, and is subject to Hong Kong Profits Tax.  HKHTC did not generate taxable income in Hong Kong in 2006, 2007 and 2008.

The components of income before income taxes are:

	Years Ended December 31,
	2008	2007	2006
	$	$	$

United States	(579,333)	(490,234)	-
Hong Kong	(6,367)	689,749	(76,601)
People’s Republic of China	3,121,137	1,609,633	3,349,415

	2,535,437	1,809,148	3,272,814

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

5.	Income taxes (continued)

The components of the provision for income taxes are:

	Years Ended December 31,
	2008	2007	2006
	$	$	$
PRC income tax
Current year	603,072	173,735	241,313

Deferred taxes	(74,122)	(28,277)	(826)

	528,950	145,458	240,487

The following table accounts for the differences between the actual tax provision and the amounts obtained by applying the applicable statutory income tax rate to income before taxes for the years ended December 31, 2008, 2007 and 2006, respectively.

	Years Ended December 31,
	2008	2007	2006
	$	$	$

Income before taxes	2,535,437	1,809,148	3,272,814

Provision for income taxes at applicable income tax rate	633,859	271,372	490,922
Change in valuation allowance	(44,218)	-	-
Income not subject to tax	(17,335)	(84,614)	(2,522)
Non-deductible expenses for income tax purposes	400,153	229	11,490
Tax exemption of PRC subsidiary	(413,605)	(133,885)	(243,835)
Tax rate differential	(29,904)	94,865	825
Others	-	(2,509)	(16,393)

	528,950	145,458	240,487

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

5.	Income taxes (continued)

The major components of deferred tax recognized in the consolidated balance sheets as of December 31, 2008 and 2007 are as follows :-

	At December 31
	2008	2007
	$	$

Temporary difference on:
Recognition of expenses	(93,300)	(24,527)
Accelerated tax depreciation on intangible assets	(11,256)	(3,750)

Deferred tax assets, net	(104,556)	(28,277)

Recognized in the balance sheet:
Net deferred tax assets	(104,556)	(28,277)

Based on the above, the pro forma effect of the tax exemption of SZ Highpower is as follows:

	Years Ended December 31,
	2008	2007	2006
	$	$	$

Statutory income tax rate	25%	15%	15%

Exempted income tax rate	10%	7.5%	7.5%

Income tax exemption	413,605	$133,885	$243,835

Tax effect derived from exemption
(per share)	$0.03	$0.01	$0.03

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

5.	Income taxes (continued)

Accounting for Uncertainty in Income Taxes

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No.109, “Accounting for Income Taxes”, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements.

6.            Prepaid expenses and other receivables

	As December 31,
	2008	2007
	$	$

Purchase deposits paid	88,459	264,138
Advance to staff	143,595	74,502
Other deposits and prepayments	495,325	147,503
Value-added tax prepayment	-	1,103,063
Other receivables	1,005,330	912,590
	1,732,709	2,501,796

7.            Deferred charges – Stock-based compensation

	As December 31,
	2008	2007
	$	$

Cost
Stock-based compensation – consulting fee	520,000	-

Accumulated amortization	303,333	-
Net	216,667	-

Amortization expenses included in general and administrative costs for the year ended 2008 and 2007 were $303,000 and $Nil respectively.

The Company is amortizing the $520,000 cost of stock-based compensation over a period of one year on the straight line basis.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

8.            Inventories

	At December 31,
	2008	2007
	$	$

Raw materials	1,708,431	4,507,255
Work in progress	1,434,517	1,694,997
Finished goods	8,049,138	8,101,083
Consumables	-	49,197
Packing materials	16,611	18,757

	11,208,697	14,371,289

9.            Plant and equipment

	At December 31,
	2008	2007
	$	$
Cost
Furniture, fixtures and office equipment	598,496	643,196
Leasehold improvement	712,120	146,622
Machinery and equipment	8,155,270	3,940,847
Motor vehicles	476,910	344,088

	9,942,796	5,074,753

Accumulated depreciation
Furniture, fixtures and office equipment	235,613	211,342
Leasehold improvement	220,746	100,864
Machinery and equipment	1,486,624	834,206
Motor vehicles	221,336	138,959

	2,164,319	1,285,371

Net
Furniture, fixtures and office equipment	362,883	431,854
Leasehold improvement	491,374	45,758
Machinery and equipment	6,668,646	3,106,641
Motor vehicles	255,574	205,129

	7,778,477	3,789,382

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

9.            Plant and equipment (continued)

The components of depreciation charged are:

	Years ended December 31,
	2008	2007
	$	$

Included in cost of sales and selling and distribution costs	644,229	439,556
Included in operating expenses	194,496	120,517

	838,725	560,073

10.          Leasehold land

	At December 31,
	2008	2007
	$	$

Cost	3,112,765	2,869,925

Accumulated amortization	(62,255)	-

Net	3,050,510	2,869,925

The leasehold land is being amortized annually using the straight-line method over the lease terms of 50 years.

11.          Intangible asset - Consumer battery license

	At December 31,
	2008	2007
	$	$

• Cost

• Consumer battery license	1,000,000	1,000,000

Accumulated amortization	(100,000)	(50,000)

Net	900,000	950,000

Amortization expenses are included in selling and distributing costs during the years.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

11.           Intangible asset - Consumer battery license (continued)

Shenzhen Highpower Technology Co., Ltd. (SZ Highpower), a wholly-owned subsidiary of the Company, entered into a Consumer Battery License Agreement with Ovonic Battery Company, Inc. (Ovonic), an unrelated party, dated May 14, 2004, pursuant to which SZ Highpower acquired a royalty-bearing, non-exclusive license to use certain patents owned by Ovonic to manufacture rechargeable nickel metal hydride batteries for portable consumer applications (Consumer Batteries) in the PRC, and a royalty-bearing, non-exclusive worldwide license to use certain patents owned by Ovonic to use, sell and distribute Consumer Batteries.  SZ Highpower made an up-front royalty payment to Ovonic of $50,000 in 2004.

On August 8, 2007, SZ Highpwer and Ovonic amended the Consumer Battery License Agreement pursuant to which SZ Highpower agreed to pay a total of $112,580, which was to be made in two equal payments of $56,290, one of which was to be made within 15 days of August 8, 2007, and the other within 45 days of August 8, 2007, as royalties for its use of the licensed technology in 2004, 2005 and 2006.  Both of these payments were made during 2007 and were recorded as royalty expense in prior years, which was included in selling and distributing costs in the statement of operations.

The Consumer Battery License Agreement also requires the Company to pay an additional up-front royalty payment of $1,000,000 by four annual installments and an annual royalty fee based on the gross sales of consumer batteries over the term of the Consumer Battery License Agreement. During 2008, the Company recorded a total of approximately $273,005 as royalty expense, which was included in selling and distribution costs in the statement of operations.  Accordingly, during the year ended December 31, 2008, the Company recorded a total up-front royalty payment obligation of $1,000,000, which was included in other payables and accrued liabilities at December 31, 2008, with the related debit recorded as an intangible asset entitled consumer battery license agreement. At December 2008 and 2007, accrued royalty fees payable were $1,540,900 and $1,327,026, respectively (see Note 13).

The Company is amortizing the $1,000,000 cost of the Consumer Battery License Agreement over a period of 20 years on the straight line basis.  The accounting for the Consumer Battery License Agreement is based on the Company’s estimate of the useful life of the underlying technology, which is based on the Company’s assessment of existing battery technology, current trends in the battery business, potential developments and improvements, and the Company’s current business plan.  Amortization expense related to the Consumer Battery License Agreement included in selling and distributing costs during the years ended December 31, 2008, 2007 and 2006 were $50,000, $50,000 and $Nil, respectively.

Amortization of the License for the next five years is as follows:

Years ending December 31	$

2009	50,000
2010	50,000
2011	50,000
2012	50,000
2013	50,000
2014 and thereafter	650,000

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

12.           Risk Management Activities, Including Derivative

The Company selectively uses foreign currency forward contracts to offset the effects of foreign currency exchange rate changes on reported earnings, cash flow and net asset positions. The terms of these derivative contracts are generally for 12 months or less. Changes in the fair value of these derivative contracts are recorded in earnings to offset the impact of foreign currency transaction gains and losses attributable to certain third party and intercompany financial assets and liabilities with similar terms. The net gains and losses attributable to these activities are included in Other income, net.

	As December 31,
	2008	2007
	$	$

Currency forwards (notional amount $11 million), consisting of a put and a call	116,157	-

Due to the volatility of the US Dollar to the Company’s functional currency, the Company has put into place a hedging program to attempt to protect it from significant changes to the US Dollar, which would affect the value of the Company’s US dollar receivables and sales. At December 31, 2008, the Company had a series of currency forwards totaling a notional amount US$11,000,000 expiring from January 2009 to July 2009.

The Company recognized the following gains and losses attributable to its derivative financial instruments during the following periods:

	Years Ended December 31,
	2008	2007	2006
	$	$	$

Foreign exchange contracts, net
Gains recognized in Other income, net	50,357	-	-

Hedging Activities

SZ Highpower uses foreign currencies derivative instruments to manage foreign exchange resulting from fluctuations in US Dollar to the Company’s functional currency (RMB). The notional amounts of these financial instruments are based on expected cash flow from operations.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

12.           Risk Management Activities, Including Derivative (continued)

At the inception of a derivative contract, SZ Highpower historically designated the derivative as a cash flow hedge. For all derivatives designated as cash flow hedges, SZ Highpower formally documented the relationship between the derivative contract and the hedged items, as well as the risk management objective for entering into the derivative contract. To be designated as a cash flow hedge transaction, the relationship between the derivative and the hedged items must be highly effective in achieving the offset of changes in cash flows attributable to the risk both at the inception of the derivative and on an ongoing basis. SZ Highpower historically measured hedge effectiveness on a quarterly basis and hedge accounting would be discontinued prospectively if it was determined that the derivative was no longer effective in offsetting changes in the cash flows of the hedged item. Gains and losses deferred in accumulated other comprehensive income related to cash flow hedge derivatives that became ineffective remained unchanged until the related cashflow was received. If SZ Highpower determined that it was probable that a hedged forecasted transaction would not occur, deferred gains or losses on the derivative were recognized in earnings immediately.

Derivatives, historically, were recorded on the balance sheet at fair value and changes in the fair value of derivatives were recorded each period in net income or other comprehensive income, depending on whether a derivative was designated as part of a hedge transaction and, if it was, depending on the type of hedge transaction. SZ Highpower’s derivatives historically consisted primarily of cash flow hedge transactions in which SZ Highpower was hedging the variability of cash flows related to a forecasted transaction. Period to period changes in the fair value of derivative instruments designated as cash flow hedges were reported in other comprehensive income and reclassified to net income in the periods in which the contracts are settled. The ineffective portions of the cash flow hedges were reflected in net income as an increase or decrease to other income (expense). Gains and losses on derivative instruments that did not qualify for hedge accounting were also recorded as an increase or decrease to other income (expense), in the period in which they occurred. The resulting cash flows from derivatives were reported as cash flows from operating activities.

13.           Change in fair value of share warrants

On June 19, 2008, the Company issued to WestPark Capital warrants to purchase 52,500 shares of common stock at an exercise price of $3.90 per share in connection with the public offering. The warrants have a term of five years and are exercisable no sooner than one year after issuance and no later than five years.

The fair value of the warrants at June 19, 2008, the date of issue is $276,000. The fair value of the warrants is appraised by an independent qualified valuer.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

14.           Other payables and accrued liabilities

	At December 31,
	2008	2007
	$	$

Accrued expenses	1,072,331	765,760
Accrued staff welfare	-	90,316
Royalty fee	1,540,900	1,327,026
Sales deposits received	388,261	136,295
Value-added tax payables	105,833	-
Other payables	31,950	1,559

	3,139,275	2,320,956

15.	Bank borrowings

	At December 31,
	2008	2007
	$	$
Secured:
Repayable within one year
Short term bank loans	2,969,939	2,454,838
Other trade related bank loans	11,859,289	12,955,704

	14,829,228	15,410,542

As of December 31, 2008 the Company’s banking facilities are comprised of the following:

	Amount
Facilities granted	Granted	Utilized	Unused
	$	$	$

Short term bank loans	7,175,587	2,969,939	4,205,648
Other trade related loan facilities including:
- Accounts payable financing	16,005,068	11,859,289	4,145,779

	23,180,655	14,829,228	8,351,427

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

15.	Bank borrowings (continued)

As of December 31, 2008 the above bank borrowings were secured by the following:

(a)	charge over bank deposits of $4,845,478 which is included in restricted cash on the Balance sheet;

(b)	personal guarantee executed by the directors of the Company;

(c)	the legal charge over leasehold land with carrying amount $3,050,510; and

(d)	other financial covenant:-

The bank borrowings require one of the Company’s subsidiaries to maintain a minimum net worth of $11,596,909 The Company was in compliance with this requirement at December 31, 2008.

The interest rates of trade related bank loans were at bank’s prime lending rate per annum with various maturity dates. The rates at December 31, 2008 ranged from 6.5% to 8%.

The interest rates of short term bank loans were at 4.86% per annum at December 31, 2008.

16.	Pension plans

For employees in PRC, the Company contributes on a monthly basis to various defined contribution plans organized by the relevant municipal and provincial government in the PRC based on certain percentages of the relevant employees’ monthly salaries.  The municipal and provincial governments undertake to assume the retirement benefit obligations payable to all existing and future retired employees under these plans and the Company has no further constructive obligation for post-retirement benefits beyond the contributions made.  Contributions to these plans are expensed as incurred.

Total pension cost was $432,402, $148,193 and $91,353 for the years ended December 31, 2008, 2007 and 2006, respectively.

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

17.	Commitments and contingencies

Operating leases commitments

The Company leases factory and office premises under various non-cancelable operating lease agreements that expire at various dates through years 2009 to 2010, with a options to renew the leases.  All leases are on a fixed payment basis.  None of the leases includes contingent rentals.  Minimum future commitments under these agreements payable as of December 31, 2008 are as follows:-

Years ending December 31	$

2009	936,869
2010	449,675

1,386,544

Rental expense for the years ended 2008, 2007 and 2006 were $1,019,505, $429,450 and $367,582, respectively.

Contingencies

From time to time, the Company sells bills receivable (letters of credits) to banks.  At the time of the sale, all rights and privileges of holding the receivables are transferred to the banks.  The Company removes the asset from its books and records a corresponding expense for the amount of the discount.  The Company remains contingently liable on the amount outstanding in the event the correspondent bank, the bill issuer defaults on the letters of credit which is remote.

	At December 31,
	2008	2007
	$	$

Bills discounted	-	106,378

18.	Related party transactions

Apart from the transactions as disclosed in Notes 12 and 13, the Company entered into the following transactions with its related party during the years ended December 31, 2008, 2007 and 2006:-

	Year Ended December 31,
	2008	2007	2006
	$	$	$
Management fee paid to Canhold International Limited	-	21,134	15,302

 HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

19.	Segment information

The Company uses the “management approach” in determining reportable operating segments.  The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operating results solely by monthly revenue (but not by sub-product type or geographic area) and operating results of the Company and, as such, the Company has determined that the Company has one operating segment as defined by SFAS No.131, “Disclosures about Segments of an Enterprise and Related Information”.

All long-lived assets of the Company are located in the PRC.  Geographic information about the revenues and accounts based on the location of the Company’s customers is set out as follows:

	Years Ended December 31,
	2008	2007	2006
Net revenue	$	$	$

Hong Kong and China	30,893,163	28,919,384	29,009,277
Asia	4,810,282	5,965,339	3,294,838
Europe	27,979,918	25,318,608	7,288,751
North America	10,885,903	12,851,807	4,511,914
South America	434,976	206,582	270,902

	75,004,242	73,261,720	44,375,682

	At December 31,
	2008	2007	2006
Accounts receivable	$	$	$

Hong Kong and China	5,012,472	4,258,010	5,545,244
Asia	169,376	1,023,284	262,743
Europe	2,695,166	6,761,615	1,857,294
North America	875,022	3,863,266	461,889
South America	13,558	-	-

	8,765,594	15,906,175	8,127,170

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Stated in US Dollars)

20.          Dividends

The directors have declared and the Company has paid the following dividends in respect of the years ended December 31, 2008, 2007 and 2006: -

	At December 31,
	2008	2007	2006
	$	$	$
Dividends

Interim dividend declared and paid on September 30, 2007 of approximately $ 0.07 per share:	-	665,182	-

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

21.          Quarterly Results of Operations (unaudited)

The following table sets forth unaudited quarterly results of operations for the years ended December 31, 2008 and 2007. This unaudited quarterly information has been derived from the Company’s unaudited financial statements and, in the Company’s opinion, includes all adjustments, including normal recurring adjustments, necessary for a fair presentation of the information for the periods covered.  The operating results for any quarter are not necessarily indicative of the operating results for any future period.

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2008	2008	2008	2008	2008
	$	$	$	$	$

Net revenue	17,831,562	19,021,476	20,473,472	17,677,732	75,004,242
Gross profit	2,708,298	3,374,867	3,511,808	3,170,287	12,765,260

Net income	730,327	684,247	289,356	302,557	2,006,487

Net (loss) income per common share:
Basic	0.06	0.05	0.02	0.02	0.15
Diluted	0.06	0.05	0.02	0.02	0.15

Weighted average common shares outstanding
Basic	14,798,846	12,899,560	13,562,596	13,711,011	13,205,599
Diluted	14,798,846	12,906,483	13,615,096	13,708,139	13,233,353

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2007	2007	2007	2007	2007
	$	$	$	$	$

Net revenue	11,539,505	20,466,844	19,879,829	21,375,542	73,261,720
Gross profit	1,056,415	2,847,274	2,610,045	2,956,738	9,470,472

Net income	(502,663)	1,174,090	838,119	154,144	1,663,690

Net income per common share:
Basic and diluted	(0.06)	0.13	0.09	0.01	0.17

Weighted average common shares outstanding
Basic and diluted	9,248,973	9,248,973	9,248,973	11,564,076	9,832,493

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$258
Transfer Agent Fees	3,000
Accounting fees and expenses	220,000
Legal fees and expenses	200,000
Miscellaneous	742
Total	$424,000	(1)

(1) Includes fees and expenses incurred in preparing and filing of the original registration statement nos. 333-147355 and 333-152497.

Item 14. Indemnification of directors and officers

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders.  This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We will enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent sales of unregistered securities

On November 2, 2007, pursuant to the terms of the Exchange Agreement entered into by and between the Company, Hong Kong Highpower Technology Company Limited (“HKHT”) and all of the shareholders of HKHT, the Company issued 9,248,973 shares of common stock to the shareholders of HKHT and/or their designees in exchange for all of the issued and outstanding securities of HKHT. The securities were offered and issued to the HKHT shareholders and their designees in reliance upon exemptions from registration pursuant to (i) Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) and (ii) Section 4(2) under the Securities Act, and Rule 506 promulgated thereunder.  We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) Subscriber is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) Subscriber has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) Subscriber agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act, or pursuant to an available exemption from registration.  We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption.

On November 2, 2007, immediately following the closing of the Share Exchange, we received gross proceeds of $3,120,000 million in a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,772,745 shares of our common stock at a price of $1.76 per share. We agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor, which we originally filed on November 13, 2007 and which was declared effective by the Securities and Exchange Commission on June 19, 2008. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving the Company’s securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On June 19, 2008, we issued 160,000 shares of our common stock on June 19, 2008 to Nascent Value, LLC in consideration for the signing of an agreement for investor relations and consulting services.  The securities were offered and issued to Nascent Value, LLC in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Nascent Value, LLC qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On June 19, 2008, upon the closing of our public offering, we issued to WestPark Capital, Inc. warrants to purchase up to 52,500 shares of our common stock in exchange for its underwriting services provided to us in connection with our initial public offering. The warrants are exercisable at a per share exercise price of $3.90, subject to standard anti-dilution adjustments for stock splits and similar transactions, and will expire after five years. The securities were issued to WestPark Capital in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

Item 16. Exhibits

2.1
Share Exchange Agreement, dated as of August 21, 2006, by and among the Registrant, KGE Group, Limited, and Full Art International, Ltd. (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-52103) filed with the Securities and Exchange Commission on July 5, 2006).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-52103) filed with the Securities and Exchange Commission on July 5, 2006).

3.3	Articles of Merger Effecting Name Change (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

3.4	Certificate of Amendment to the Certificate of Incorporation (incorporation from Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 26, 2006).

5.1(a)	Opinion of K&L Gates LLP dated as of June 4, 2008 (previously filed with the Registration Statement on Form S-1/A (File. No. 333-147355) filed with the SEC on June 4, 2008).

5.1(b)	Opinion of K&L Gates LLP dated as of July 22, 2008 (previously filed with the Registration Statement on Form S-1 (File. No. 333-152497) filed with the SEC on July 24, 2008).

10.1	Form of Subscription Agreement (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

10.2*
Amended Consumer Battery License Agreement, amended as of August 8, 2007, by and between Shenzhen Highpower Technology Co., Ltd and Ovonic Battery Company, Inc. (incorporated by reference from Exhibit 10.2 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 11, 2008).

10.3
State-owned Land Use Rights Grant Contract No. 441302 – B – 112 dated as of May 23, 2007, by and between the Land and Resources Bureau of Huizhou City, Guangdong Province and Shenzhen Highpower Technology Co., Ltd. (translated to English) (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

10.4
Commercial Acceptance Bill Discount Quotation Agreement dated as of June 18, 2007 by and between Shenzhen Development Bank Shenzhen Ai Guo Road Branch and Shenzhen Highpower Technology Co., Ltd.  (translated to English) (incorporated by reference from Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

10.4(a)
Guaranty Contract for Maximum Credit Line dated as of June 18, 2007 by and between Dang Yu Pan and Shenzhen Development Bank Shenzhen Ai Guo Road Branch (translated to English) (incorporated by reference from Exhibit 10.5(a) to the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on January 28, 2008).

10.5
Facility Quotation Agreement dated as of September 18, 2007 by and between Shanghai Pudong Development Bank Shenzhen Long Hua Branch and Shenzhen Highpower Technology Co., Ltd. (translated to English) (incorporated by reference from Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

10.5(a)
Contract for Guarantee of Maximum Line of Credit dated as of September 18, 2007 by and between Dang Yu Pan and Shanghai Pudong Development Bank Shenzhen Branch (translated to English) (incorporated by reference from Exhibit 10.6(a) to the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on January 28, 2008).

10.6
Form of Registration Rights Agreement entered into by and between the Registrant and WestPark Capital, Inc. Affiliates (incorporated by reference from Exhibit 10.7 to the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on June 4, 2008).

10.7
Non-Undertaking Short-Term Revolving Financing Agreement dated as of October 11, 2007 by and between Citibank China Co., Ltd. (“Lender”) and Shenzhen Highpower Technology Col, Ltd. and corresponding Letters of Guarantee between Lender and Dang Yu Pan, Wen Wei Ma and Wen Liang Li (translated to English) (incorporated by reference from Exhibit 10.7 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 18, 2008).

10.8
Agreement on Line of Credit dated as of November 28, 2008 by and between the Bank of China Limited, Shenzhen Buji Subbranch and Shenzhen Highpower Technology Co., Ltd. (translated to English) (incorporated by reference from Exhibit 10.8 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 9, 2009).

10.9
Form of Guaranty Contract of Maximum Amount by and between the Bank of China Limited, Shenzhen Buji Subbranch and the individuals and entities indicated in Schedule A attached to the Form of Guaranty (translated to English) (incorporated by reference from Exhibit 10.9 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 9, 2009).

16.1
Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated November 2, 2007 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 9, 2009).

23.1	Consent of Dominic K.F. Chan & Co, Certified Public Accountants.

23.2	Consent of K&L Gates LLP (contained in Exhibit 5.1).

23.2(a)
Consent of K&L Gates LLP (contained in Exhibit 5.1 Opinion of K&L Gates LLP dated as of June 4, 2008, previously filed with the Registration Statement on Form S-1/A (File. No. 333-147355) filed with the SEC on June 4, 2008).

23.2(b)
Consent of K&L Gates LLP (contained in Exhibit 5.1 Opinion of K&L Gates LLP dated as of July 22, 2008, previously filed with the Registration Statement on Form S-1 (File. No. 333-152497) filed with the SEC on July 24, 2008).

24.1	Power of Attorney (included on signature page of Registration Statements on Form S-1 (File No. 333-147355 and 333-152497)).
____

* The Registrant received from the Securities and Exchange Commission an order dated June 9, 2008 granting confidential treatment under the Securities Exchange Act of 1934.

Item 17. Undertakings

The undersigned registrant hereby undertakes with respect to the securities being offered and sold in this offering:

The undersigned Registrant hereby undertakes that to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for purposes of determining liability under the Securities Act to any purchaser:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, People’s Republic of China, on the 23rd day of April, 2009.

HONG KONG HIGHPOWER TECHNOLOGY, INC.

By:	/s/ Dang Yu Pan
Name	Dang Yu Pan
Title:	Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Dang Yu Pan	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 23, 2009
Dang Yu Pan
/s/ Henry Ngan	Chief Financial Officer (Principal Financial and Accounting Officer)	April 23, 2009
Henry Ngan

*	Vice President, Chief Technology Officer and Director	April 23, 2009
Wen Liang Li

*	Director	April 23, 2009
Xinhai Li

*	Director	April 23, 2009
Chao Li

*	Director	April 23, 2009
Ping Li

*      /s/ Dang Yu Pan
Dang Yu Pan,
as attorney in fact

EXHIBIT INDEX

2.1
Share Exchange Agreement, dated as of August 21, 2006, by and among the Registrant, KGE Group, Limited, and Full Art International, Ltd. (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-52103) filed with the Securities and Exchange Commission on July 5, 2006).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-52103) filed with the Securities and Exchange Commission on July 5, 2006).

3.3	Articles of Merger Effecting Name Change (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

3.4	Certificate of Amendment to the Certificate of Incorporation (incorporation from Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 26, 2006).

5.1(a)	Opinion of K&L Gates LLP dated as of June 4, 2008 (previously filed with the Registration Statement on Form S-1/A (File. No. 333-147355) filed with the SEC on June 4, 2008).

5.1(b)	Opinion of K&L Gates LLP dated as of July 22, 2008 (previously filed with the Registration Statement on Form S-1 (File. No. 333-152497) filed with the SEC on July 24, 2008).

10.1	Form of Subscription Agreement (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

10.2*
Amended Consumer Battery License Agreement, amended as of August 8, 2007, by and between Shenzhen Highpower Technology Co., Ltd and Ovonic Battery Company, Inc. (incorporated by reference from Exhibit 10.2 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 11, 2008).

10.3
State-owned Land Use Rights Grant Contract No. 441302 – B – 112 dated as of May 23, 2007, by and between the Land and Resources Bureau of Huizhou City, Guangdong Province and Shenzhen Highpower Technology Co., Ltd. (translated to English) (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

10.4
Commercial Acceptance Bill Discount Quotation Agreement dated as of June 18, 2007 by and between Shenzhen Development Bank Shenzhen Ai Guo Road Branch and Shenzhen Highpower Technology Co., Ltd.  (translated to English) (incorporated by reference from Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

10.4(a)
Guaranty Contract for Maximum Credit Line dated as of June 18, 2007 by and between Dang Yu Pan and Shenzhen Development Bank Shenzhen Ai Guo Road Branch (translated to English) (incorporated by reference from Exhibit 10.5(a) to the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on January 28, 2008).

10.5
Facility Quotation Agreement dated as of September 18, 2007 by and between Shanghai Pudong Development Bank Shenzhen Long Hua Branch and Shenzhen Highpower Technology Co., Ltd. (translated to English) (incorporated by reference from Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

10.5(a)
Contract for Guarantee of Maximum Line of Credit dated as of September 18, 2007 by and between Dang Yu Pan and Shanghai Pudong Development Bank Shenzhen Branch (translated to English) (incorporated by reference from Exhibit 10.6(a) to the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on January 28, 2008).

10.6
Form of Registration Rights Agreement entered into by and between the Registrant and WestPark Capital, Inc. Affiliates (incorporated by reference from Exhibit 10.7 to the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on June 4, 2008).

10.7
Non-Undertaking Short-Term Revolving Financing Agreement dated as of October 11, 2007 by and between Citibank China Co., Ltd. (“Lender”) and Shenzhen Highpower Technology Col, Ltd. and corresponding Letters of Guarantee between Lender and Dang Yu Pan, Wen Wei Ma and Wen Liang Li (translated to English) (incorporated by reference from Exhibit 10.7 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 18, 2008).

10.8
Agreement on Line of Credit dated as of November 28, 2008 by and between the Bank of China Limited, Shenzhen Buji Subbranch and Shenzhen Highpower Technology Co., Ltd. (translated to English) (incorporated by reference from Exhibit 10.8 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 9, 2009).

10.9
Form of Guaranty Contract of Maximum Amount by and between the Bank of China Limited, Shenzhen Buji Subbranch and the individuals and entities indicated in Schedule A attached to the Form of Guaranty (translated to English) (incorporated by reference from Exhibit 10.9 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 9, 2009).

16.1
Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated November 2, 2007 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 9, 2009).

23.1	Consent of Dominic K.F. Chan & Co, Certified Public Accountants.

23.2(a)
Consent of K&L Gates LLP (contained in Exhibit 5.1 Opinion of K&L Gates LLP dated as of June 4, 2008, previously filed with the Registration Statement on Form S-1/A (File. No. 333-147355) filed with the SEC on June 4, 2008).

23.2(b)
Consent of K&L Gates LLP (contained in Exhibit 5.1 Opinion of K&L Gates LLP dated as of July 22, 2008, previously filed with the Registration Statement on Form S-1 (File. No. 333-152497) filed with the SEC on July 24, 2008).

24.1	Power of Attorney (included on signature page of Registration Statements on Form S-1 (File No. 333-147355 and 333-152497)).

* The Registrant received from the Securities and Exchange Commission an order dated June 9, 2008 granting confidential treatment under the Securities Exchange Act of 1934.